EXCHANGE OFFERING MEMORANDUM

                         [LUCITE INTERNATIONAL LOGO]

                        LUCITE INTERNATIONAL FINANCE PLC
                EXCHANGE OFFER FOR 10 1/4% SENIOR NOTES DUE 2010
            GUARANTEED BY LUCITE INTERNATIONAL GROUP HOLDINGS LIMITED
                         AND CERTAIN OF ITS SUBSIDIARIES

         THE EXCHANGE OFFER WILL EXPIRE AT, AND TENDERED NOTES CAN BE WITHDRAWN UNTIL, 5:00 P.M., LONDON TIME, ON OCTOBER 1, 2003, UNLESS EXTENDED OR EARLIER TERMINATED.

         Our finance subsidiary, Lucite International Finance plc (the "Issuer") is offering to exchange all of its 10 1/4% Senior Notes due 2010 issued on May 4, 2000 and the exchange notes issued in exchange therefor on November 20, 2000 (the "Existing Notes") for its 10 1/4% Senior Notes due 2010, Series B (the "Series B Notes"). The Issuer is offering E1,000 principal amount of Series B Notes and a E2.50 cash payment for each E1,000 principal amount of Existing Notes validly tendered and not validly withdrawn. You may withdraw tenders of Existing Notes at any time prior to the expiration of the exchange offer. The exchange offer expires at 5:00 p.m., London time, on October 1, 2003, unless we extend it.

         On June 25, 2003, the Issuer issued E50,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2010, Series A (the "Series A Notes"). The Series A Notes have substantially similar financial terms as the Existing Notes; because of proposed tax law changes, however, the Series A Notes are not fungible with, and bear different ISIN numbers than, the Existing Notes. This Exchange Offer is being made pursuant to the Issuer's undertaking in favor of holders of the Series A Notes. The Series A Notes will be fungible with any Series B Notes issued in connection with the Exchange Offer, and the Issuer anticipates that the liquidity of the Series A Notes will be enhanced to the extent Series B Notes are issued.

         The Issuer has applied to list the Series B Notes for trading on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

         THE SERIES B NOTES ARE SUBJECT TO BUSINESS AND FINANCIAL RISKS. ADDITIONALLY, TENDERING YOUR EXISTING NOTES INVOLVES RISKS. A DESCRIPTION OF THOSE RISKS IS CONTAINED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12 OF THIS OFFERING MEMORANDUM.

            THE DATE OF THIS OFFER TO EXCHANGE IS SEPTEMBER 1, 2003.

             The information agents and the exchange agents for the exchange offer are:

         The Bank of New York             The Bank of New York (Luxembourg) S.A.

                                TABLE OF CONTENTS

                                                                PAGE
                                                                ----
PRESENTATION OF INFORMATION..............................        ii
EXCHANGE RATE INFORMATION................................       iii
SUMMARY..................................................         1
SELECTED HISTORICAL COMBINED
  (PREDECESSOR) AND CONSOLIDATED
  FINANCIAL INFORMATION..................................         9
NOTES TO SELECTED HISTORICAL COMBINED
  (PREDECESSOR) AND CONSOLIDATED FINANCIAL INFORMATION...         9
RISK FACTORS.............................................        11
FORWARD-LOOKING STATEMENTS...............................        20

EXCHANGE OFFER...........................................        21
CAPITALIZATION...........................................        22
THE ISSUER...............................................        23
THE GUARANTORS...........................................        23
DESCRIPTION OF THE NOTES.................................        26
BOOK-ENTRY; DELIVERY AND FORM............................        72
TAX CONSIDERATIONS.......................................        78
LEGAL MATTERS............................................        85
INDEPENDENT ACCOUNTANTS..................................        85
WHERE YOU CAN FIND MORE INFORMATION......................        85
LISTING AND GENERAL INFORMATION..........................        86

                                  ___________

         In making the exchange offer, we are relying on the exemption from the registration requirements of the US Securities Act of 1933 (the "Securities Act") provided by Section 3(a)(9) of the Securities Act. Under current interpretations of the US Securities and Exchange Commission ("SEC"), securities obtained in a Section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. To the extent that the Existing Notes are unrestricted securities, the Series B Notes to be issued in this offer will also be unrestricted securities. Accordingly, recipients who are not "affiliates" (as that term is defined in Rule 144 under the Securities Act) will be able to resell the Series B Securities without registration. Recipients who are affiliates may resell their Series B Notes subject to the provisions of Rule 144, absent registration or another appropriate exemption.

         This offering memorandum should be read together with the information incorporated by reference into this offering memorandum. See "Where You Can Find More Information." You should rely only on the information contained or incorporated by reference in this offering memorandum. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction except where the exchange offer is permitted. You should assume that the information appearing in this offering memorandum is accurate only as of the date on the front cover of this offering memorandum or, with respect to information incorporated by reference, as of the date of such information. Our business, financial condition and results of operations may have changed since these dates.

         This offering memorandum is based on information provided by us and by other sources that we believe are reliable. This offering memorandum summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this offering memorandum. All of these summaries are qualified in their entirety by this reference. In making a decision with respect to the exchange offer, you must rely on your own examination of our company and the terms of the offering and the notes described herein, including the merits and risks involved.

         In the United Kingdom, the notes will only be available pursuant to the exchange offer to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not, and will not, constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. This document is being distributed in the United Kingdom only to persons who have professional experience relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2001 or to persons to whom it may otherwise be lawful to distribute it and, accordingly, by accepting delivery of this offering memorandum the recipient warrants and acknowledges that it is such a person.

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                           PRESENTATION OF INFORMATION

         All references in this offering memorandum:

         -    to the "UK" are to the United Kingdom;

         - to "pounds sterling," "sterling" or "L" are to the lawful currency of the United Kingdom;

         - to the "United States" or the "US" are to the United States of America;

         - to "US$," "US dollars," "dollars" or "$" are to the lawful currency of the United States; and

         - to "Euro" or "E" are to the lawful currency of those member states of the European Union which have adopted the euro as a single currency.

         We prepare our financial statements in pounds sterling. The consolidated financial statements and the related notes thereto incorporated by reference in this offering memorandum have been prepared in accordance with UK generally accepted accounting principles ("UK GAAP").

         Market information or other statements presented or incorporated by reference in this offering memorandum regarding our position relative to our competition, including market shares and industry statistics, are based upon internal company surveys. Internal company surveys reflect our best estimates based upon information we have obtained from customers or from trade or business organizations or associations or other contacts within the industries in which we compete. Our market data have not been verified by any independent sources.

         Our acquisition of a portion of Imperial Chemicals Industries plc's ("ICI") interest in Kaohsing Monomer Co. Ltd ("KMC") was not completed until September 1, 2001. The historical financial information included under "Selected Historical (Predecessor) and Consolidated Financial Information" therefore includes our interest in KMC during the twelve months ended December 31, 2000 and the eight months ended August 31, 2001, on an equity accounting basis. On September 1, 2001, we agreed with ICI to acquire the remaining 51% of the shares of the majority shareholder. As of September 1, 2001, KMC was fully consolidated into the results and net assets of the group. For the periods prior to October 1, 1999, because ICI owned 60% of KMC, the historical financial information includes the results of KMC on a consolidated basis.

         References to this offering memorandum are deemed to include our 2002 Annual Report filed on form 20-F with the SEC on April 11, 2003 and our report furnished on form 6-K to the SEC on May 19, 2003. Information in this offering memorandum supercedes information incorporated by reference that we filed prior to the date of this offering memorandum.

                            EXCHANGE RATE INFORMATION

         The following table sets forth, for the periods indicated, the average noon-buying rates for U.S. dollars and euro for the purchase of pounds sterling, expressed in U.S. dollars per L sterling and euro per L sterling. The noon-buying rate on June 12, 2003 was L1.00 to $1.6682 and E1.4177.

                                                 AVERAGE(1)                        AVERAGE(1)
                                       ------------------------------       ------------------------
                                       (US DOLLARS PER POUND STERLING)      (EURO PER POUND STERLING)
Period ended March 31, 2003                       $  1.60                          E  1.49
Year ended December 31, 2002                      $  1.50                          E  1.59
Year ended December 31, 2001                      $  1.44                          E  1.61
Year ended December 31, 2000                      $  1.51                          E  1.64

---------------

Note:
(1) The average of the market exchange rates on the last business day of each month during the relevant period.

                                     SUMMARY

         This is a summary that highlights information contained elsewhere or incorporated by reference in this offering memorandum and therefore is not complete and does not contain all of the information that you should consider. We urge you to read in full the more detailed information set forth or incorporated into this offering memorandum. Unless the context otherwise requires, the terms "Lucite International," "us," "our" and "we" refer to Lucite International Group Holdings Limited and its subsidiaries and predecessor businesses as a combined entity. Lucite International Finance plc is the company issuing the notes. It is a wholly-owned subsidiary of Lucite International Group Holdings Limited and was formed for the purpose of issuing and selling securities and making the proceeds of those issues available to us. The term "Lucite International Finance" refers to the issuer of the notes.

         When used in this offering memorandum, "Existing Notes" refers collectively to the E200,000,000 10 1/4% Senior Notes due 2010 issued by Lucite International Finance on May 4, 2000, and the notes issued on November 21, 2000 in exchange therefor. The Existing Notes are the subject of this exchange offer. "Series A Notes" refers to the E50,000,000 10 1/4% Senior Notes due 2010,
Series A issued by Lucite International Finance on June 25, 2003. The "Series B Notes" refers collectively to up to E200,000,000 10 1/4% Senior Notes due 2010, Series B offered in exchange for the Existing Notes. The Series A Notes and the Series B Notes are collectively referred to herein as the "notes."

                               THE EXCHANGE OFFER

The Exchange Offer..............    We are offering E1,000 principal amount of
                                    Series B Notes plus a one-time E2.50 cash payment for each E1,000 principal amount of Existing Notes.

                                    There are now outstanding E200,000,000
                                    aggregate principal amount of Existing
                                    Notes. The nominal amount of Existing Notes issued on May 4, 2000 is E83,000 and the nominal amount of Existing Notes issued on November 20, 2000 is E199,917,000. In order to be exchanged, an Existing Note must be properly tendered and accepted. We will exchange all Existing Notes you validly tender and do not validly withdraw.

                                    The Series B Notes will not be fungible
                                    with, and will bear a different ISIN number than, the Existing Notes but will have substantially similar terms and will be governed by an indenture with terms substantially similar to those of the indenture governing the Existing Notes. The Series B Notes and the Existing Notes, together with the Series A Notes, are treated as one series for determining events of default and acceleration.

                                    You should read the section in the offering memorandum entitled "The Exchange Offer" for more information on the exchange offer.

Purpose of the Exchange Offer...    We are required to make the Exchange Offer
                                    by an agreement we have made with holders of the Series A Notes.

                                    The Series A Notes, which were issued on June 25, 2003, are not fungible with, and bear a different ISIN number than, the Existing Notes because of intervening changes in tax laws. Because of the relatively small aggregate principal amount of the Series A Notes, concerns were raised about their liquidity. The Series A Notes and any Series B Notes issued pursuant to the Exchange Offer will be fungible and will bear the same ISIN number and, accordingly, the liquidity of the Series A Notes will be enhanced to the extent Series B Notes are issued in the Exchange Offer.

Resale Without Further
Registration....................    We believe that the Series B Notes issued
                                    pursuant to the exchange offer in exchange for Existing Notes may be resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the
                                    Securities Act, so long as you meet the
                                    requirements described in detail in the
                                    section entitled "The Exchange Offer --
                                    Terms of the Exchange Offer."

Procedures for Tendering
Existing Notes..................    If you wish to accept the exchange offer you
                                    must arrange for Euroclear or Clearstream to transmit required information to The Bank of New York, as principal exchange agent, or The Bank of New York (Luxembourg) S.A., the
                                    Luxembourg Exchange Agent, in connection with a book-entry transfer.

Failure to exchange will affect
you adversely...................    If you are eligible to participate in the
                                    exchange offer and you do not tender your Existing Notes, your Existing Notes will not be fungible with, and will bear a different
                                    ISIN number than, the Series A Notes and the Series B Notes. Accordingly, the liquidity of your Existing Notes may be adversely affected.

U.S. Federal Income Tax
Consequences....................    The exchange of Existing Notes for Series B
                                    Notes in the Exchange Offer will not be a taxable event for US federal income tax purposes. See "Certain United States Federal
                                    Income Tax Consequences."

Expiration Date.................    The exchange offer will expire at 5:00 p.m.,
                                    London time, on October 1, 2003, unless we extend it. We expect to consummate the exchange on the business day following the expiration date.

Use of Proceeds.................    We will not receive any cash proceeds from
                                    the issuance of the Series B Notes.

Exchange Agents.................    The Bank of New York.
                                    The Bank of New York (Luxembourg) S.A.

                               THE SERIES B NOTES

Issuer..........................    Lucite International Finance plc

Securities Offered..............    Up to E200,000,000 in principal amount of
                                    10 1/4% Senior Notes due 2010, Series B (the
                                    "Series B Notes"), which will have the same terms as, and constitute a single series with, the Issuer's 10 1/4% Senior Notes due
                                    2010, Series A issued on June 25, 2003 (the
                                    "Series A Notes"). The Series A Notes have been, and the Series B Notes will be, issued under the Indenture, dated June 25, 2003, among the Issuer, the Guarantors, and The
                                    Bank of New York, as Trustee (the
                                    "Indenture"). We refer to the Series A Notes and the Series B Notes collectively as the "notes," unless the context requires otherwise.

Maturity Date...................    May 15, 2010.

Interest........................    Annual rate: 10 1/4%.
                                    Payment frequency: every six months on May
                                    15 and November 15. First payment: November
                                    15, 2003. Interest will accrue from May 15,
                                    2003.

Guarantees......................    The Existing Notes and the Series A Notes
                                    are, and the Series B Notes will be,
                                    guaranteed on a senior basis by Lucite
                                    International Group Holdings Limited and its subsidiary Lucite International Investment
                                    Limited and on a subordinated basis by
                                    Lucite International Holdings Limited and
                                    Lucite International Holdco Limited.

Optional Redemption.............    On or after May 15, 2005, we may redeem some
                                    or all of the notes at the redemption prices listed in the section entitled "Description of the Notes -- Optional Redemption."

                                    We may also redeem all, but not just a
                                    portion, of the notes at any time if changes in specified tax laws or certain other circumstances result in certain withholding taxes being imposed on amounts payable on the notes. If we decide to do this, we must pay you a price equal to par value plus accrued interest and other amounts described in the section "Description of the Notes -- Redemption Upon Changes in Withholding Taxes."

Change of Control...............    Upon the occurrence of a change of control
                                    at any time, you will have the right to
                                    require us to repurchase your notes at a price equal to 101% of the principal amount together with accrued and unpaid interest and other amounts, if any, to the date of repurchase. See

                                    "Description of the Notes -- Purchase of
                                    Notes Upon a Change of Control."

Ranking of Notes and
Guarantees......................    The notes are unsecured senior debt of the
                                    Issuer and the indebtedness represented by the notes will rank on a parity in right of payment with all other existing and future senior unsecured obligations of the Issuer, including the Existing Notes, and senior in right of payment to all future indebtedness, if any, of the Issuer that is expressly subordinated to the notes.

                                    The indebtedness represented by the senior guarantees is unsecured senior debt of the senior guarantors and will rank on a parity in right of payment with all other existing and future senior unsecured obligations of the senior guarantors, including the guarantees of the Existing Notes, and senior in right of payment to all existing and future indebtedness of the senior guarantors that is expressly subordinated to the guarantees.

                                    The indebtedness represented by the
                                    subordinated guarantees is unsecured
                                    subordinated debt of the subordinated
                                    guarantors and will rank behind all of the existing and future indebtedness, including indebtedness under the senior credit facilities, of the subordinated guarantors (other than trade payables), except indebtedness that expressly provides that it is not senior to the guarantees and other types of indebtedness. For more details, you should refer to "Description of the Notes -- Ranking of the Notes, Senior Guarantees and Subordinated Guarantees."

                                    We conduct our business operations
                                    substantially through our lower-level
                                    subsidiaries that are not guarantors. The notes will be effectively subordinated to all existing and future obligations of those subsidiaries.

Covenants.......................    The Indenture, among other things, restricts
                                    our ability and the ability of our
                                    subsidiaries to:

                                        - borrow money;

                                        - pay dividends on stock, purchase stock or issue specified types of stock;

                                        - make investments;

                                        - use assets as security in other
                                        transactions;

                                        - sell specified assets or merge with or into other companies; and

                                        - guarantee other indebtedness.

                                    For more details, you should refer to
                                    "Description of the Notes -- Certain
                                    Covenants."

Additional Amounts..............    We will make payments under the notes
                                    without withholding or deduction for UK
                                    taxes, except as required by law or the
                                    interpretation or administration of law, in which case, subject to customary exceptions and limitations, we will pay such additional amounts as may be necessary so that the net amount received by holders of the notes after such withholding or deduction will equal the amount the holder would have received in the absence of such withholding or deduction. We describe the foregoing as well as other tax consequences of ownership of the notes under "Description of the Notes -- Payment of Additional Amounts" and
                                    "Tax Considerations."

Form of Notes...................    The Series B Notes will be issued initially
                                    in the form of a global note and will be deposited with, and registered in the name of, a common depositary for Euroclear and Clearstream. Ownership of interests in the global note will be available only to participants in Euroclear or Clearstream, or to persons that hold interests through those participants. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and/or Clearstream and their participants. Except in certain limited circumstances, definitive notes will not be issued in exchange for beneficial interests in the global note. See "Book-Entry;
                                    Delivery and Form."

Listing.........................    We have made an application to list the
                                    notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg
                                    Stock Exchange.

Trustee.........................    The Bank of New York.

Principal Paying Agent and
  Registrar.....................    The Bank of New York.

Listing Agent and
Luxembourg Paying Agent.........    Dexia Banque Internationale a Luxembourg.

Governing Law...................    New York law.

                              LUCITE INTERNATIONAL

GENERAL

         We are the leading global producer and seller of methyl methacrylate ("MMA"), the principal building block of acrylic materials, with approximately a quarter of the world market, by volume. We classify this market as our "upstream" business. We also have leading positions in producing and selling acrylic-based polymers, resins, sheet and composites. We classify these markets as our "downstream" business. Our key brands and trademarks include Lucite(R), Perspex(R), Diakon(R), Elvacite(R) and UltraQuartz(R). We are the only methacrylates business to have production, research, marketing and selling facilities in the three principal acrylics markets: the Americas, Europe and Asia. For the twelve months ended March 31, 2003, we had turnover of L622 million, EBITDA of L79 million and operating profit of L34 million. For the twelve months ended December 31, 2002, 48% of our sales were in the Americas, 28% in Europe, 19% in Asia and 5% in the rest of the world.

         Our upstream methacrylate monomer business produces MMA, and specialty methacrylates ("SpMAs"), in five facilities around the world. MMA is produced in liquid form and combines with a wide variety of other materials to form acrylic-based polymers, resins, sheet and composites with excellent transparency, strength, colorability, weatherability and recyclability. SpMAs generally are manufactured by chemically modifying MMA to achieve specific desirable performance characteristics in their end uses. Approximately two-thirds of our MMA and SpMA production is sold to manufacturers of paints, coatings, adhesives, sealants, inks and other acrylic products. The balance of our production of MMA and SpMAs is consumed by our downstream businesses. For the twelve months ended December 31, 2002, our upstream business accounted for approximately 54% of turnover.

         In our downstream business, we use our MMA output to produce a wide array of products in the form of polymers, resins, acrylic sheet and composites. We manufacture our downstream products in 13 facilities around the world. Our polymer range is typically used by injection molders for products such as autolights, lighting fixtures and housewares, by co-extruders for products such as vinyl sidings or by extruders as the raw material in the production of acrylic extruded sheet. Our resin production, which is sold in the form of bead resins, is used by resin manufacturers and coating manufacturers for marine paints, adhesives, inks and electronics. Our range of acrylic sheet products is used in baths, spas, glazing, signage, point-of-sale displays, lighting and acoustic applications. Our composite production is used primarily to produce sinks in Europe and Japan and baths in Japan. For the twelve months ended December 31, 2002, our downstream business accounted for approximately 46% of turnover.

         Lucite International (formerly Ineos Acrylics) is the successor to the acrylics business of Imperial Chemical Industries PLC ("ICI"). ICI has been involved in the acrylics business since the 1930s, when it invented the first commercial process for making MMA. ICI Acrylics was organized as a separate business unit of ICI in 1987 and grew both organically and through acquisitions. In 1993, ICI acquired the US acrylics business of E.I. du Pont de Nemours and Company ("DuPont"). We acquired the ICI Acrylics business from ICI in October 1999. We also continue to have close relationships with DuPont, which is both our largest supplier and largest customer.

RECENT DEVELOPMENTS

         DuPont. We currently have contracts with DuPont, our largest supplier and customer, that expire on June 30, 2003. Under these contracts, DuPont supplies our US manufacturing facilities with their requirements of HCN, a key raw material, and provides various services and supplies to our US facilities located within shared chemicals complexes. We also supply DuPont in the US with MMA and a range of other products.

         We have signed a five-year contract providing for the continued supply of HCN by DuPont, beginning July 1, 2003. We have also signed a letter of intent with DuPont for a new three-year contract to supply MMA and other products to DuPont, and we are in the final stages of negotiations with DuPont on a ten-year contract with respect to services and supplies at our shared facilities; we expect to finalize contracts for these arrangements before June 30, 2003. When these contracts are completed, we believe our arrangements with DuPont will be as favorable, or more beneficial, to us as those in effect before June 30, 2003.

         China. During the second half of 2003, we plan to invest in a newly formed subsidiary in China. This subsidiary will be a joint venture between Lucite International Limited and Lucite International Holdings Limited or one of its subsidiaries and will construct and operate a facility producing MMA for the Chinese market. The facility's initial capacity will be approximately 93 kilotonnes per year, compared to our global capacity of approximately 590 kilotonnes as of December 31, 2002. Our total equity investment in the facility is expected to be approximately $31.2 million in cash. We will also license certain technology to the joint venture, for which we will receive cash payments totalling approximately $8.5 million. These cash payments will be used to repay amounts previously drawn under our revolving senior credit facility, resulting in a net drawdown under our revolving senior credit facility of approximately $23.0 million for investment in the MMA facility in China. The facility will be constructed within the Caojing Chemical Industrial Park in close proximity to the SECCO plant (a joint venture between BP and Shanghai Petrochemical Corporation), which will produce the HCN required as a feedstock for the facility. We expect the facility to commence operations in mid-2005. The China investment will consolidate what we believe to be our market-leading position in that country by using proven technology to create mainland China's first world-scale MMA plant. The opportunity to invest alongside SECCO will give us a first mover advantage in the fast growing China MMA market and an ability to strengthen and expand key customer alliances.

                               CORPORATE STRUCTURE

         The following chart sets forth the corporate structure of our group upon completion of the offering and investment of a portion of the proceeds of the notes in Lucite International China Holdings Limited.

         A full listing of significant subsidiaries is provided in Note 28 to the financial statements included in our 2002 Annual Report filed on form 20-F.

                                 [FLOW CHART]

                                  RISK FACTORS

         You should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this offering memorandum prior to making an investment in the notes.

                                PRINCIPAL OFFICE

         We are a public limited liability company incorporated and registered in England and Wales. Our principal and registered offices are located at Queens Gate, 15-17 Queens Terrace, Southampton SO14 3BP, United Kingdom and our telephone number is +44-23-8024-8150.

                 SELECTED HISTORICAL COMBINED (PREDECESSOR) AND
                       CONSOLIDATED FINANCIAL INFORMATION

         The selected historical financial information in the table below has been classified between predecessor and successor periods. The predecessor periods represent the financial periods prior to the acquisition of the acrylics division of ICI and the successor periods represent the financial periods subsequent to that acquisition.

         The table below sets forth selected historical combined (predecessor) and consolidated financial information for Lucite International as of and for each of the periods indicated. You should read the data below in conjunction with Item 5, "Operating and Financial Review and Prospects," of our 2002 Annual Report filed on Form 20-F incorporated herein by reference. The information for the three-month periods ended March 31, 2002 and March 31, 2003 has been extracted from our unaudited consolidated financial statements included in our report filed on Form 6-K on May 19, 2003. The information for the years ended December 31, 2000, December 31, 2001, and December 31, 2002 has been extracted from our consolidated financial statements incorporated in our 2002 Annual Report filed on Form 20-F. The information for the twelve months ended March 31, 2003 has been derived from our financial statements for the year ended December 31, 2002, adjusted to include the three-month period ended March 31, 2003 and to exclude the three-month period ended March 31, 2002. The information for the three-month period ended December 31, 1999, and the years ended December 31, 2000 and December 31, 2001 has been restated for the effects of FRS19 "deferred tax." The information prior to the nine months ended September 30, 1999 has not been restated as it relates to the predecessor period.

                                      PREDECESSOR -- COMBINED                          SUCCESSOR -- CONSOLIDATED
                                      -----------------------       ------------------------------------------------------
                                                                     FOR THE
                                                                      PERIOD
                                                  NINE MONTHS       OCTOBER 1,               YEAR ENDED DECEMBER 31,
                                   YEAR ENDED       ENDED             1999 TO      ---------------------------------------
                                   DECEMBER 31,   SEPTEMBER 30,     DECEMBER 31,
                                     1998            1999               1999           2000            2001        2002
                                   ------------   -------------     ------------   ------------   -------------  ---------
                                                                    (AS RESTATED)  (AS RESTATED)  (AS RESTATED)
                                                                                            (L MILLIONS)
PROFIT AND LOSS ACCOUNT
 INFORMATION:
 Turnover......................        537            379               118             560            577          582
 Cost of sales.................       (387)          (283)              (90)           (433)          (458)        (457)
                                      ----           ----              ----            ----           ----         ----
 Gross profit..................        150             96                28             127            119          125
 Net operating expenses(a)(b)         (124)           (88)              (28)           (111)          (101)         (98)
 Share of profit from joint
   venture.....................         --             --                --               2              2           --
                                      ----           ----              ----            ----           ----         ----
 Operating profit..............         26              8                --              18             20           27
 Net interest payable..........        (17)           (10)               (7)            (31)           (30)         (25)
 Similar charges...............         --             --                (1)             (9)             2           (4)
                                      ----           ----              ----            ----           ----         ----
 Total net interest and similar
   charges.....................        (17)           (10)               (8)            (40)           (28)         (29)
 (Loss)/profit on ordinary
   activities after tax........          6            (11)               (8)            (12)            (2)          --
 Equity minority interest......         (1)             1                --              --             (1)          (3)
                                      ----           ----              ----            ----           ----         ----
 (Loss)/profit for the
   financial year/period.......          5            (10)               (8)            (12)            (3)          (3)
 BALANCE SHEET INFORMATION (AT
 END OF PERIOD)
 Current assets................        147                              181             180            185          182
 Total assets..................        520                              638             661            663          623
 Creditors due after more than
   one year....................         (6)                            (214)           (370)          (336)        (330)
 Net assets....................        379                              171             156            168          142

                                           SUCCESSOR -- CONSOLIDATED
                                     -------------------------------------
                                         THREE MONTHS
                                            ENDED
                                           MARCH 31          TWELVE MONTHS
                                     ---------------------       ENDED
                                                               MARCH 31,
                                        2002       2003          2003
                                     ---------   ---------   -------------
PROFIT AND LOSS ACCOUNT
 INFORMATION:
 Turnover......................         139         179           622
 Cost of sales.................        (107)       (140)         (490)
                                       ----        ----          ----
 Gross profit..................          32          39           132
 Net operating expenses(a)(b)           (25)        (25)          (98)
 Share of profit from joint
   venture.....................          --          --            --
                                       ----        ----          ----
 Operating profit..............           7          14            34
 Net interest payable..........          (7)         (7)          (25)
 Similar charges...............          --          (9)          (13)
                                       ----        ----          ----
 Total net interest and similar
   charges.....................          (7)        (16)          (38)
 (Loss)/profit on ordinary
   activities after tax........          --          (3)           (3)
 Equity minority interest......          --          (1)           (4)
                                       ----        ----          ----
 (Loss)/profit for the
   financial year/period.......          --          (4)           (7)
 BALANCE SHEET INFORMATION (AT
 END OF PERIOD)
 Current assets................         173         228           228
 Total assets..................         649         666           666
 Creditors due after more than
   one year....................        (342)       (350)         (350)
 Net assets....................         168         138           138

                                      PREDECESSOR -- COMBINED                          SUCCESSOR -- CONSOLIDATED
                                      -----------------------       ------------------------------------------------------
                                                                     FOR THE
                                                                      PERIOD
                                                  NINE MONTHS       OCTOBER 1,               YEAR ENDED DECEMBER 31,
                                   YEAR ENDED       ENDED             1999 TO      ---------------------------------------
                                   DECEMBER 31,   SEPTEMBER 30,     DECEMBER 31,
                                       1998           1999              1999           2000           2001         2002
                                   ------------   -------------     ------------   ------------   -------------  ---------
                                                                    (AS RESTATED)  (AS RESTATED)  (AS RESTATED)
                                                                                            (L MILLIONS)
OTHER FINANCIAL INFORMATION:
 Depreciation and amortization          38             30                10              39             39           45
 Capital expenditure and
 financial investment.........         (19)           (10)               (7)            (28)           (26)         (28)

                                           SUCCESSOR -- CONSOLIDATED
                                     -------------------------------------
                                         THREE MONTHS
                                            ENDED
                                           MARCH 31          TWELVE MONTHS
                                     ---------------------       ENDED
                                                               MARCH 31,
                                        2002       2003          2003
                                     ---------   ---------   -------------
OTHER FINANCIAL INFORMATION:
 Depreciation and amortization          11          11              45
 Capital expenditure and
   financial investment.......          (5)         (4)            (27)

      NOTES TO SELECTED HISTORICAL COMBINED (PREDECESSOR) AND CONSOLIDATED
                              FINANCIAL INFORMATION

(a) Included in net operating expenses under UK GAAP are exceptional operating expenses. These expenses consist of restructuring, severance and relocation costs as follows; L5 million for the year ended December 31, 1998; L5 million for the nine months ended September 30, 1999; L3 million for the period October 1, 1999 to December 31, 1999; L14 million for the year ended December 31, 2000; L4 million for the year ended December 31, 2001; and L nil for the year ended December 31, 2002. Further details of these exceptional operating expenses are included in Note 5 to the consolidated financial statements included in our 2002 Annual Report on Form 20-F.

(b) Net operating expenses for the year ended December 31, 1998 and for the nine months ended September 30, 1999 include ICI allocated central management expenses of L4 million and L3 million respectively, and ICI allocated pension expenses of L3 million and L3 million, respectively.

                                  RISK FACTORS

         Before participating in the offer to exchange, you should consider the risk factors set forth below, together with the other information set forth or incorporated by reference in this offering memorandum. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may be or may become material and impair our business operations.

RISKS RELATING TO OUR CAPITAL STRUCTURE

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

         We have a significant amount of debt. The following chart shows total debt and shareholders' equity as of March 31, 2003, as adjusted to give effect to the offering of the Series A Notes:

                                                          AS OF
                                                        MARCH 31,
                                                          2003
                                                        ---------
Total debt (net of debt issuance costs)..             L368 million
Shareholders' equity.....................             L126 million

         Our substantial debt could have important consequences to you, as a holder of the notes. For example, it could, among other things:

         - limit our ability to take advantage of significant business opportunities;

         - make it more difficult for us to satisfy our obligations with respect to the notes;

         - increase our vulnerability to general adverse economic and industry conditions;

         - limit our ability to fund future working capital, capital expenditures, any future acquisitions, research, development and technology process costs and other general business requirements;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

         - place us at a competitive disadvantage compared to our competitors that have less debt.

         In addition, all of our debt under our senior credit facilities bears interest at a variable rate which is based on LIBOR plus an agreed margin plus certain additional costs (as defined in the senior credit facilities) including any applicable reserve asset, liquidity and cash margin costs. Although we hedge a portion of our interest rate exposure, nevertheless fluctuations in LIBOR may increase our overall debt obligation and could have a material adverse effect on our ability to service our debt obligations.

         See the discussion in the sections entitled "Capitalization," "Selected Historical Combined (Predecessor) and Consolidated Financial Information" and "Description of the Notes" in this offering memorandum and Item 5.B, "Operating and Financial Review and Prospects -- Liquidity and Capital Resources," of our 2002 Annual Report on Form 20-F for additional related disclosure.

EFFECTIVE SUBORDINATION -- WE WILL BE DEPENDENT ON DISTRIBUTIONS FROM OUR OPERATING SUBSIDIARIES TO PAY OUR DEBT.

         The issuer of the notes is a finance vehicle with limited assets and no operations of its own. The guarantors are holding companies with limited assets of their own which conduct substantially all of their business through our operating subsidiaries. The notes will be the exclusive obligations of Lucite International Finance and the guarantors of the notes and not of any of their other affiliates. Because substantially all of our operations are conducted by our operating subsidiaries, our cash flow and our ability to service debt, including our ability to pay the interest on and principal of the notes when due, are dependent to a large extent upon interest payments, cash dividends and distributions or other payments or transfers from our operating subsidiaries. In addition, any payment of interest, dividends, distributions, loans, advances or other payments or transfers by our operating subsidiaries to Lucite International Finance and the guarantors could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. Moreover, payments to Lucite International Finance and the guarantors by the operating subsidiaries will be contingent upon these subsidiaries' earnings.

         Our operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by payment of interest, dividends, distributions, loans, advances or other payments or transfers, and do not guarantee the payment of interest on, or principal of, the notes. Any right that Lucite International Finance and the guarantors have to receive any assets of any of the operating subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. In particular, some of our subsidiaries are borrowers under, or have guaranteed the obligations of the borrowers under, the senior credit facilities but have not guaranteed the notes. Moreover, any guarantees of the notes by our subsidiaries will be subordinated to any indebtedness of a guarantor, including indebtedness under the senior credit facilities, that is either senior or secured.

CONTRACTUAL SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL BE JUNIOR TO OUR BORROWINGS UNDER OUR EXISTING SENIOR CREDIT FACILITIES AND POSSIBLY SOME OR ALL OF OUR FUTURE BORROWINGS.

         The Existing Notes and the Series A Notes are, and the Series B Notes will be, unsecured obligations. The obligations of the guarantors under the subordinated guarantees rank behind their respective obligations to the lending banks under our existing senior credit facilities and any other senior debt they may incur. In addition, the obligations of the guarantors under the guarantees will also rank behind any other debt that they may secure by charging or pledging any of their respective assets. As a result, upon any distribution to the creditors of the subordinated guarantors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of their respective senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the guarantees.

         Your right to receive payments on the notes depends upon Lucite International Finance's ability to receive funds from the other subsidiaries of Lucite International and the guarantors and the guarantors' ability to honor their guarantee obligations. Since the intercompany loan and the subordinated guarantees rank behind the guarantors' senior debt, including their respective obligations under our senior credit facilities, your claims under the notes will be junior to those of the lending banks under our senior credit facilities.

         Our agreement with the lending banks under our senior credit facilities also effectively prevents all payments on the notes, the guarantees and the intercompany loan if specified events of default occur under our senior credit facilities until the default has been remedied or waived.

         On a pro forma basis, assuming that we had completed the offering of the Series A Notes on March 31, 2003 and applied the proceeds to reduce borrowings under our senior credit facilities:

         - the issuer would have had no indebtedness other than indebtedness under the Existing Notes and the notes;

         - the senior guarantors would have had no senior indebtedness other than the guarantees, the guarantees of the Existing Notes and guarantee obligations of Lucite International Investment Limited under our senior credit facilities;

         - the subordinated guarantors would have had L197 million of senior indebtedness to which the Existing Notes and the notes would be subordinated;

         - our consolidated subsidiaries that are not guarantors of the Existing Notes and the notes would have had L523 million of indebtedness and other liabilities outstanding, (including trade payables but excluding provisions for liabilities and charges) and L2 million of guarantee obligations under our senior credit facilities; and

         - we would have had available approximately $45 million for additional borrowings under our senior credit facilities (taking into account $4 million of guarantee obligations under our senior credit facilities), all of which if we had borrowed would have been additional senior debt of guarantors or otherwise effectively senior to the Existing Notes, the notes and the guarantees.

RESTRICTIVE COVENANTS IN OUR SENIOR CREDIT FACILITIES -- IF WE DEFAULT, WE WILL NOT BE ABLE TO MEET OUR PAYMENT OBLIGATIONS TO YOU.

         Our senior credit facilities contain a number of significant covenants that restrict some of our corporate activities, including our ability to dispose of assets, grant security interests, make loans, acquire assets, enter into agreements of merger or consolidation, incur additional debt, incur guarantee obligations, conduct specified investment activities, declare or pay dividends or redeem or purchase capital stock, make capital expenditures and prepay debt. Our senior credit facilities also require us to comply with specified financial ratios and tests. During the first quarter of 2002 we obtained a waiver from the lending banks under our senior credit facilities with respect to compliance with one of these ratios. We then agreed with these lending banks that our covenants would be reset for the testing period December 31, 2002 to March 31, 2004, in order to provide us with greater flexibility.

         We believe that we are in compliance with the covenants and restrictions contained in our senior credit facilities. Moreover, our parent company, Lucite International Limited, has agreed with the lenders under our senior credit facilities to invest additional funds, up to L35 million, in Lucite International, upon the request of those lenders, to remedy any covenant breach. That obligation expires in March 2004. The source of those funds is a L40 million deep discount bond facility provided by Charterhouse to Lucite International Limited. However, our ability to continue to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under our senior credit facilities. This, as well as the occurrence of other events described in this section, would permit the lending banks to declare all amounts that we have borrowed under our senior credit facilities to be due and payable, together with accrued and unpaid interest. This could prevent us from meeting our payment obligations to you under the notes. The lending banks could also refuse to extend further credit under the senior credit facilities. If we are unable to repay our debt to the lending banks, they could proceed against the collateral that secured the debt.

ABILITY TO SERVICE DEBT -- TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         The ability of our subsidiaries to upstream monies to Lucite International Finance or the guarantors of the notes as described above as well as to pay operating expenses and to fund planned capital expenditures, any future acquisitions and research and development efforts will depend on our businesses' ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         We began making scheduled interest payments on our Existing Notes on November 15, 2000 and scheduled payments of principal and interest on our senior credit facilities on June 30, 2000. Based on our current level of operations, we believe that the cash flow from the operations of our subsidiaries will continue to be adequate to enable them to upstream sufficient monies to enable Lucite International Finance and the guarantors of the notes to meet our debt service obligations and other liquidity needs for the foreseeable future. However, we cannot assure you that this will actually be the case. If our subsidiaries are unable to generate sufficient cash flow to meet their payment obligations, they may be forced to reduce or delay planned expansions or capital expenditures, sell significant assets, discontinue specified operations, obtain additional equity capital or attempt to restructure or refinance all or a portion of their indebtedness on or before maturity. We cannot assure you that they will be successful in any of these efforts or that, as a result, we will have sufficient cash to pay our obligations under the notes, the Existing Notes or to fund other liquidity needs.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT DEBT LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

         We may be able to incur substantial additional debt in the future. The terms of the indenture governing the Existing Notes permit, and the terms of the indenture governing the notes will permit, us to do so, subject to limitations. At March 31, 2003, assuming that we had completed the offering described herein on that date and applied the net proceeds to reduce borrowings under our senior credit facilities, the revolving credit facility would permit additional borrowing of approximately $45 million. If new debt is added to our current debt levels, the risks that we now face could intensify.

         For additional related disclosure, see the sections entitled "Capitalization," "Selected Historical Combined (Predecessor) and Consolidated Financial Information" and "Description of the Notes -- Certain Covenants" in this offering memorandum and Item 5.B, "Operating and Financial Review and Prospects -- Liquidity and Capital Resources," of our 2002 Annual Report on Form 20-F.

CONTROL BY FUNDS MANAGED BY CHARTERHOUSE GENERAL PARTNERS IV, LTD. ("CHARTERHOUSE") -- OUR PRINCIPAL INVESTORS MAY HAVE INTERESTS THAT CONFLICT WITH THE INTERESTS OF HOLDERS OF THE NOTES AND CAN TAKE ACTIONS THAT PREVENT OR HINDER US FROM MAKING PAYMENTS ON THE NOTES.

         In the event of a conflict of interest between holders of our notes and our principal investors, their actions could affect our ability to meet our payment obligations. Charterhouse has invested in the equity of Lucite International Limited, the holding company that owns Lucite International, and ultimately control the voting stock of all the companies that together conduct our business.

         Charterhouse owns 78% of our common stock. This ownership gives Charterhouse significant control over our operations. Furthermore, Charterhouse has the power to elect all of the directors of our companies, to change their management, to approve any changes to their documents and to approve any mergers.

RISKS RELATING TO BUSINESS OPERATIONS

THE CHEMICALS INDUSTRY IS CYCLICAL -- CHANGING MARKET DEMANDS AND PRICES MAY NEGATIVELY AFFECT OUR OPERATING MARGINS AND IMPAIR OUR CASH FLOW, WHICH IN TURN COULD AFFECT OUR ABILITY TO MAKE PAYMENTS DUE UNDER THE NOTES.

         Cyclicality and volatility in the chemical industry, market supply and demand and prices for raw materials may negatively impact our operating margins and cash flow. This, in turn, may impair our ability to make payments due under the notes.

         Substantially all of our revenue is attributable to sales of MMA and MMA-related products, the prices of which have been historically cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Historically, the markets for some of our products have experienced alternating periods of tight supply, causing prices and margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and margins. The MMA industry experienced increases in capacity through new production facilities coming on line and reduced demand in 1998, primarily because of economic uncertainty in Asia. Both of these factors combined to reduce prices for MMA and negatively affected our business, financial condition and results of operations for the latter half of 1998 and into 1999. The market demand recovered strongly from late 1999 through 2000 with some weakening in 2001 through to 2002 due primarily to a slowing of the US industrial based economy. Demand in the latter part of 2002 and the first quarter of 2003 has recovered strongly. We do not know if prices will remain firm or decrease. In addition, we do not know if future growth in demand for MMA and MMA-related products will be sufficient to alleviate any existing or future conditions of excess industry capacity or that these conditions will not be sustained or further aggravated by anticipated or unanticipated capacity additions or other events. See the risk described under the caption "The significant competition in the chemicals industry, whether through efforts of new and current competitors, or through consolidation of existing customers, may adversely affect our competitive position, sales and overall operations."

         Further, the prices for a large portion of our raw materials are similarly cyclical. Our ability to pass on increases in the cost of raw materials to our customers is, to a large extent, dependent upon market conditions. There may be periods of time in which we are not able to recover increases in the cost of raw materials due to weakness in demand or an oversupply of our products.

OUR RELATIONSHIP WITH DUPONT IS CRITICAL TO OUR BUSINESS AND IF THIS RELATIONSHIP WERE TO CEASE, OUR CASH FLOW, MARGINS AND COMPETITIVE POSITION COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         DuPont is our largest supplier and our largest customer and we rely on DuPont for various manufacturing services. If DuPont were to cease to be our supplier or our customer or were to cease sharing site services with us, our cash flow, margins and competitive position could be materially and adversely affected.

         DuPont is our only supplier of hydrocyanic acid ("HCN") in the United States. DuPont produces HCN for its own internal use and we are currently the only unaffiliated purchaser of its production. Our current HCN supply contract with DuPont expires on June 30, 2003; however, we have agreed a new five-year supply contract commencing July 1, 2003.

         DuPont is also our largest customer, generating approximately 8% of our total revenues. Our current contract with DuPont expires on June 30, 2003, but we have signed a letter of intent to enter into a new three-year contract commencing July 1, 2003. Two of our US facilities are located within DuPont chemical complexes and are operated by DuPont under our direction, and we share supplies and services at those sites with DuPont. Our current contract with respect to these services expires on June 30, 2003, but we have negotiated, and expect to sign by that date, a new ten-year contract on substantially the same terms.

INTERNATIONAL OPERATIONS -- WE ARE EXPOSED TO ECONOMIC DOWNTURNS AND LOCAL BUSINESS RISKS IN SEVERAL DIFFERENT COUNTRIES, PARTICULARLY IN THE UNITED STATES, AND THEY COULD ADVERSELY AFFECT OUR PROFITABILITY.

         We derive substantial revenues from international operations, particularly in the United States. If there is a further economic downturn in the United States and/or other countries in which we operate, our profitability may be adversely affected. Further, our subsidiaries have interests in substantial physical assets in several countries, including England, France, Japan, Mexico, South Africa, The Netherlands, Taiwan, Thailand and the United States. Accordingly, our business is subject to risks inherent in international operations and we may experience reduced profitability from these operations. These risks include:

         - political and economic conditions;

         - differences and unexpected changes in regulatory environments;

         - varying tax regimes;

         - exposure to different legal standards, including insolvency regimes; and

         - difficulties in staffing and managing operations.

         In addition, the recent outbreak of Severe Acute Respiratory Syndrome, or SARS, that began in China, Hong Kong and Singapore may have a negative impact on our operations, particularly if manufacturing activity in those regions declines as a result. If the number of cases continues to rise or SARS spreads to other areas, our international operations, particularly in Asia, could be adversely affected, although it is impossible to say at this stage what that impact would be.

CURRENCY FLUCTUATIONS -- OUR EXPOSURE TO CURRENCY FLUCTUATION RISKS IN MANY COUNTRIES MAY ADVERSELY AFFECT OUR TURNOVER, OPERATING MARGINS AND DEBT.

         Because we generate a significant percentage of our revenues and a substantially lower percentage of our operating expenses in currencies other than the pound sterling (in particular the euro and the US dollar), fluctuations in the value of the pound sterling against these currencies have had in the past, and may have in the future, a material effect on our turnover, operating margins and debt. Our operations are transacted in over 100 countries. The results of operations and the financial position of our subsidiaries are reported in the relevant foreign currencies and then translated into pounds sterling at the applicable exchange rates for inclusion in our financial statements. The exchange rates between these currencies, in particular the US dollar, the euro and the pound sterling, in recent years have fluctuated significantly and may do so in the future. For additional related disclosure, see Item 3.A, "Selected Financial Data -- Exchange Rate Information," in our 2002 Annual Report on Form 20-F.

KEY SUPPLIERS -- IF WE ARE UNABLE TO RETAIN OR REPLACE OUR KEY SUPPLIERS, ESPECIALLY OUR EXTERNAL HCN SUPPLIERS, EACH OF WHOM IS EXCLUSIVE IN A GIVEN REGION, OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED.

         We rely on DuPont in the Americas, BASF in Europe and China Petrochemical Development Corporation in Asia, our three main suppliers of HCN, for all of the HCN that we obtain from external sources. HCN is crucial to our MMA manufacturing process; there is only one external HCN supplier for each of our plants, with no ready alternative supplier. If any of these suppliers is unable to meet its obligations under present supply agreements, we may not be able to find alternative suppliers. In addition, some of the raw materials we use may become unavailable within the geographic area from which we now source our raw materials and there can be no assurance that we will be able to obtain suitable and cost-effective substitutes. Any interruption of supply or any price increase of HCN or other raw materials could disrupt production or reduce our operating margins and thus have a material adverse effect on our business, financial condition or results of operations.

THE SIGNIFICANT COMPETITION IN THE CHEMICALS INDUSTRY, WHETHER THROUGH EFFORTS OF NEW AND CURRENT COMPETITORS, OR THROUGH CONSOLIDATION OF EXISTING CUSTOMERS, MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION, SALES AND OVERALL OPERATIONS.

         The markets for some of our products are highly competitive. We are exposed to the competitive characteristics of several different geographic markets and industries. In addition, we believe that rapid identification of substitutes for existing products, new product applications and the ability to supply commercial quantities of products that enable these applications are important competitive factors. Some of our competitors have greater financial, technical and marketing resources than we do. As the markets for our products expand, we expect that additional competition will emerge and that existing competitors may commit more resources to the markets in which we participate. We may not be able to compete effectively in these various areas in the future and our competitive position and results of operations may suffer as a result.

         Because we have business operations in the upstream and downstream markets, we compete and have competed in the downstream market with many of the customers who purchase from us. Although this has not been a problem in the past, this relationship creates the potential for conflicting interests and our competitive relationship with some of our customers may adversely affect our sales to those customers.

         In addition, the methacrylate industry may consolidate further, in which case we may lose customers if customers merge with competing producers and no longer require our output. In such a situation, if these customers were large enough, our sales might be materially and adversely affected.

         Our principal competitors vary from business to business and range from large international companies, such as Rohm & Haas, Degussa-Huels AG (including Rohm GmbH), AtoFina, and Mitsubishi Rayon Co. Ltd., to a large number of smaller regional companies of varying sizes.

CONTINUED TECHNOLOGICAL INNOVATION AND THE SUCCESSFUL COMMERCIAL INTRODUCTION OF PRODUCTS ARE IMPORTANT FOR OUR FUTURE GROWTH AND OUR FAILURE IN THESE AREAS COULD NEGATIVELY IMPACT OUR PROFIT MARGINS AND COMPETITIVE POSITION.

         We will have to continue to identify, develop and market innovative products on a timely basis to replace existing products in order to maintain our profit margins and our competitive position. All of our businesses experience periodic technological change and ongoing product improvements and obsolescence of existing products. Manufacturers periodically introduce new generations of products or require new technological capacity to develop customized products. In the past we have benefited from our ability to operate at the forefront of certain markets and our future growth will depend on our continued ability to gauge the direction of commercial and technological progress in all key markets and upon our ability to successfully develop, manufacture and market products in these changing markets.

         Our future growth will depend on our ability to meet the technological and production requirements involved in producing large quantities of high-purity chemicals and complex chemical intermediates. For example, we use the acetone cyanohydrin ("ACH") process to produce MMA, which may or may not be more cost-effective than competing processes, such as the isobutylene/tertiary butyl alcohol process and the ethylene process, depending on raw material costs. We may fail in developing new products and/or technology or in gaining acceptance of these products by our customers. If we fail to keep pace with the evolving technological innovations in our markets, then our business, financial condition and results of operations may be materially and adversely affected.

THE FAILURE OF OUR TRADEMARKS, PATENTS AND CONFIDENTIALITY AGREEMENTS TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BUSINESS.

         The failure of our patents, trademarks or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could lead to increased competition and thus have a material adverse effect on our business, financial condition or results of operations. Proprietary protection of our processes, apparatuses and other technology is important to our business. We rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, there can be no assurances that our confidentiality agreements will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of these trade secrets and know-how. In addition, there can be no assurances that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

         Our actions to protect our proprietary rights may be insufficient to prevent others from developing similar products to ours. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United Kingdom.

ENVIRONMENTAL MATTERS -- WE WILL HAVE ONGOING COSTS AND MAY HAVE ADDITIONAL COSTS, OBLIGATIONS AND LIABILITIES.

         The chemicals business is highly regulated in many countries. Increasingly stringent regulations govern our manufacturing processes, wastes and emissions in all of the jurisdictions in which we do business and will continue to require material ongoing costs. Given the nature of our business, violations of environmental laws may result in substantial fines, penalties, damages or other costs, restrictions or civil or criminal sanctions imposed on our operating activities. In addition, potentially significant expenditures could be necessary in order to comply with existing or future environmental laws. For additional related disclosure, see Item 4, "Information on the Company -- Business Overview -- Environmental Regulations," and Item 5.B, "Operating and Financial Review and Prospects -- Liquidity and Capital Resources -- Environmental Regulations," of our 2002 Annual Report on Form 20-F.

         Under some environmental laws, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where, for example, we disposed of or arranged for the disposal or treatment of hazardous wastes. We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past operations at these or neighbouring facilities. We may need to remediate soil and groundwater contaminated with hazardous substances to ensure that they pose no unacceptable risk to human health and the environment. The acquisition agreement relating to the acquisition of ICI Acrylics provides for indemnification of Lucite International Investment Limited by ICI and specified affiliated companies for some of these environmental liabilities, costs, and other matters, provided that various requirements and procedures specified in the acquisition agreement are satisfied. The extent of the indemnification depends on the nature of the matter being indemnified, the time from the closing of the acquisition at which the indemnification claim is made, and other considerations and may be subject to certain deductibles and maximum amounts, such as an aggregate deductible of L O1 million and an aggregate cap of L94 million, both of which apply to certain claims that would otherwise be indemnifiable. The indemnity covers historical environmental claims for ten years from the date of the acquisition provided that notice of a potential claim is given within that ten-year period. Our costs for any environmental liabilities may be material and our indemnity from ICI might not sufficiently cover those liabilities. For additional related disclosure, see Item 4, "Information on the Company -- Business Overview -- Environmental Regulations," of our 2002 Annual Report on Form 20-F.

OUR OPERATIONS ARE SUBJECT TO HAZARDS, WHICH COULD RESULT IN SIGNIFICANT LIABILITY TO US.

         We are not fully insured against all potential hazards incident to our business and the occurrence of any of these events could result in significant liability to us. Our operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil and criminal liabilities. These hazards include:

         - explosions,

         - fires,

         - inclement weather,

         - natural disasters including earthquakes,

         - mechanical failure,

         - unscheduled downtime,

         - transportation interruptions,

         - remediation, and

         - chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks.

GOODWILL -- A CHANGE IN THE ESTIMATED USEFUL LIFE, OR A WRITE-OFF, OF GOODWILL COULD NEGATIVELY AFFECT OPERATING RESULTS AND NET WORTH.

         A change in the estimated useful life of goodwill or the write-off of a portion of goodwill could negatively affect operating results and net worth. The acquisition of the acrylics business of ICI resulted in the recognition of a substantial amount of goodwill. At March 31, 2003, goodwill and intangible fixed assets totaled L82 million, compared to net assets of L138 million. We have estimated the useful life associated with positive goodwill to be 20 years. However, subsequent changes in the acrylics industry, including competition and advances in technology, may in the future shorten the estimated useful life of goodwill or result in the write-off of a portion of goodwill. A shortening of the useful life or a write-off of a portion of goodwill could further decrease our earnings or increase our net losses in future periods.

THE EUROPEAN COMMISSION'S INVESTIGATION INTO ALLEGATIONS OF ANTI-COMPETITIVE PRACTICES IN OUR INDUSTRY COULD RESULT IN OUR PAYMENT OF CIVIL FINES AS WELL AS LITIGATION AGAINST US ON BEHALF OF PRIVATE PARTIES.

         On March 25, 2003, we received notification that the European Commission is investigating us with regard to possible participation in anti-competitive practices contrary to Article 81 of the Treaty of Rome. The investigations, which we understand also include certain of our competitors, focus on four products that we produce: MMA, solid sheet, saniware (such as bath and kitchen products), and PMMA. We are cooperating fully with the European Commission on these matters.

         Because the investigations are at a preliminary stage, we are unable to predict the outcome of these investigations at this time. However, if the Commission determines that we had engaged in practices contrary to Article 81, it could impose fines on us, which could be material in amount. Moreover, in such case, it is possible that private parties would assert claims against us based on such anti-competitive practices.

INSURANCE COVER -- CHANGES IN THE INSURANCE MARKET HAVE RESULTED IN THE RISK BORNE BY THE GROUP INCREASING.

         Due to the ongoing changes in the insurance markets during the last two years, the uninsured portions of our risks with respect to property damage and business interruption have increased compared with the period prior to December 31, 2001. The limit of self-insured excess for most forms of property damage increased from L250,000 in the earlier period to 1.3 million now. Similarly, business interruption excess has increased from 15 days in the earlier period to 60 days now. This effectively increases the risk borne by the group.

WE MAY FACE CAPACITY CONSTRAINTS.

         Apart from our planned investment in China, we have no current plans to construct additional facilities. However, from the mid-1990s we have expanded the total production capacity of our plants by around 20% through approximately L55 million of capital expenditure on de-bottlenecking. We believe that through similar initiatives at a cost of approximately L40 million we could increase our total production capacity by a further 11% with respect to 2003 levels. However, we currently have no plans to undertake any such initiatives until we are confident that extra capacity is necessary. From time to time we purchase capacity in order to meet our customers' needs and will continue to do so on a case-by-case basis. If we do not respond in a timely manner to demand for extra capacity, our revenues and profits could suffer.

RISKS RELATING TO THE NOTES

A FAILURE TO EXCHANGE -- IF YOU DO NOT TENDER YOUR OUTSTANDING EXISTING NOTES FOR SERIES B NOTES AND OTHER HOLDERS OF EXISTING NOTES DO ACCEPT THE EXCHANGE OFFER, YOUR EXISTING NOTES WILL BE PART OF A SERIES OF DEBT SECURITIES HAVING A REDUCED AGGREGATE PRINCIPAL AMOUNT OUTSTANDING AND CONSEQUENTLY THEIR LIQUIDITY MAY BE ADVERSELY AFFECTED.

         The Existing Notes will not be fungible with, and bear a different ISIN number than, the Series A Notes and the Series B Notes. To the extent holders of the Existing Notes accept the Exchange Offer, the aggregate principal amount of Existing Notes outstanding will be reduced. A reduction in the aggregate principal amount of the Existing Notes may adversely affect their liquidity. If so, your ability to resell your Existing Notes in the future may also be adversely affected.

LIMITED ACCEPTANCE OF EXCHANGE OFFER - IF YOU ACCEPT THE EXCHANGE OFFER, AND ONLY A LIMITED AMOUNT OF EXISTING NOTES ARE EXCHANGED BY OTHER HOLDERS OF EXISTING NOTES, THE LIQUIDITY OF YOUR INVESTMENT MAY BE REDUCED.

         There is no minimum amount of Existing Notes that must be tendered before we must accept Existing Notes for exchange. To the extent holders of Existing Notes elect not to accept the exchange offer, the amount of Series B Notes that will be issued will be reduced, and accordingly the liquidity of the Series B Notes may be adversely affected.

FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT BE ABLE TO RAISE THE FUNDS NECESSARY TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE TO THE NOTES AND THE INDENTURE TO THE EXISTING NOTES AND, IF THIS OCCURS, WE WOULD BE IN DEFAULT UNDER EACH INDENTURE.

         Under the terms of the notes and the Existing Notes, we are required to offer to repurchase the notes and the Existing Notes if a change of control occurs. However, our obligations under our senior credit facilities could be accelerated upon the occurrence of a change of control offer, and we would have to satisfy those obligations prior to purchasing the notes and the Existing Notes. Therefore, it is possible that we may not have sufficient funds at the time of the change of control to make the required repurchase of notes and Existing Notes or that the restrictions in our senior credit facilities will not allow repurchases. Our failure to repurchase the notes and the Existing Notes would be an event of default under the indenture governing the notes and the indenture governing the Existing Notes.

         The change of control provisions contained in the indentures may not protect holders of notes and holders of Existing Notes in the event of highly leveraged transactions, including reorganizations, restructurings or mergers, because these transactions may not involve a change in voting power or beneficial interest of the magnitude required to trigger the change of control provisions.

                           FORWARD-LOOKING STATEMENTS

         This offering memorandum includes forward-looking statements based on our current expectations and projections about future events, including:

         - our high degree of leverage and significant debt service obligations as well as future cash flow and earnings;

         - our sales growth across our principal businesses and our strategy for controlling costs, growing margins, increasing manufacturing capacity and production levels and making capital expenditures;

         - raw material costs or supply arrangements;

         - our technological and manufacturing assets and our ability to utilize them to further increase sales and the profitability of our businesses;

         - our ability to retain existing and obtain new customers;

         - our ability to develop new products and technologies successfully;

         - the cyclical and highly competitive nature of the acrylics industries;

         - risks related to environmental costs, liabilities or claims; and

         - currency fluctuations, in particular between the pound sterling and the US dollar and between the pound sterling and the euro.

         These forward-looking statements are subject to a number of risks and uncertainties, including those identified under the heading "Risk Factors," which could cause our actual results to differ materially from historical results or those anticipated and some of which are beyond our control. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         The risks described in "Risk Factors" are not exhaustive. Other sections of this offering memorandum describe additional factors that could adversely affect our business, financial condition or results of operations. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the Series B Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

         This offering memorandum constitutes an offer to exchange E1,000 principal amount of Series B Notes and a one-time cAsh payment of E2.50 for each E1,000 principal amount of Existing Notes, subject to the terms and conditions described herein. AS of the date of this offering memorandum, there are E200,000,000 aggregate principal amount of Existing Notes outstanding.

         We are required to make the Exchange Offer by an agreement we have made with holders of the Series A Notes, which we issued and sold on June 25, 2003. An aggregate principal amount of E50,000,000 of Series A Notes are outstanding.

         The Series A Notes are not fungible with, and bear a different ISIN number than, the Existing Notes because of proposed tax changes. Subsequent to the issuance of the Existing Notes, the Council of Economic and Finance Ministers of the European Union adopted a Directive regarding the taxation of savings income, with a proposed retroactive effective date of March 1, 2002. As a result of that Directive, debt securities issued before March 1, 2002 receive a different tax treatment from, and consequently do not trade on a fungible basis with, debt securities that are otherwise the same but that are issued after March 1, 2002. The purpose of the Exchange Offer is to substitute the Series B Notes (that can trade fungibly with other debt securities issued after March 1, 2002, including the Series A Notes) for the Existing Notes that were issued before that date.

         This offering memorandum is first being sent on or about September 1, 2003. Subject to the conditions listed below, and assuming we have not previously elected to terminate the offer, we will accept for exchange all Existing Notes which are properly tendered on or prior to the expiration of the offer and not withdrawn as permitted below. The offer will expire at 5:00 p.m. London time, on October 1, 2003. We may extend the time during which the offer is open. Our obligation to accept Existing Notes for exchange is subject to the conditions listed below under the caption "Terms of the Offer." The form and terms of the Series B Notes are described in this offering memorandum in the section captioned "Description of the Notes."

         We expressly reserve the right, at any time and from time to time, to extend the period of time during which the offer is open, and thereby delay acceptance for exchange of any Existing Notes. If we elect to extend the period of time during which the offer is open, we will give oral or written notice of the extension and delay. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., London time, on the next business day after the previously scheduled expiration of the offer. During any extension of the offer, all Existing Notes previously tendered and not withdrawn will remain subject to the offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any Existing Notes not accepted for exchange as promptly as practicable after the expiration or termination of the offer.

         Neither we nor any of our advisors or representatives makes any representations as to whether or not holders should tender their Existing Notes and deliver their acceptances under the offer.

         In accordance with Section 3(a)(9) of Securities Act, and subject to the immediately following sentence, Lucite International Finance and the Guarantors believe that the Series B Notes issued pursuant to this exchange offer may be offered for resale, resold and otherwise transferred by holders without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Existing Notes who is an "affiliate" of Lucite International Finance must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

EXCHANGE OF BOOK-ENTRY INTERESTS

         In connection with our exchange offer, a book-entry interest in the Existing Notes may be tendered to the relevant book-entry depositary in exchange for an interest in the Series B Notes, which will trade through the facilities of Euroclear and Clearstream. Euroclear and Clearstream are book-entry transfer facilities. If you are a participant in the book-entry transfer facility system and your name appears on a security position as a holder of book-entry interests, you will have the same rights as all other holders. References to Series B Notes, Series A Notes or Existing Notes include book-entry interests in the Series A and Series B Notes and book-entry interests in the Existing Notes, as appropriate, and provisions of the following discussion that apply to us also apply, as appropriate, to the relevant book-entry depositary. Our exchange agents will also act as exchange agents for the book-entry depositaries in effecting such exchange.

TERMS OF THE EXCHANGE OFFER

         We will accept any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., London time, on October 1, 2003. We will issue E 1,000 principal amount of Series B Notes and a one-time cash payment of E2.50 in exchange for each E1,000 principal amount of Existing Notes accepted in the exchange offer. Holders may tender some or all of their Existing Notes pursuant to the exchange offer.

         The form and terms of the Series B Notes are substantially similar to the form and terms of the Existing Notes.

         The Series B Notes will be issued under, and entitled to the benefits of, an indenture with substantially similar terms as the indenture under which the Existing Notes were issued.

         We will accept validly tendered Existing Notes by giving oral or written notice to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Series B Notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, or the occurrence of some other events described in this offering memorandum or otherwise, we will return unaccepted Existing Notes to the holder, without expense, as promptly as practicable after the expiration date.

         If you tender your Existing Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or transfer taxes. We will pay all charges and expenses, other than applicable taxes. We provide more specific information about costs in "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The exchange offer will expire at 5:00 p.m., London time, on October 1, 2003, unless we, in our sole discretion, extend the exchange offer. If we wish to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice on the business day following the previously scheduled expiration date. We reserve the right in our sole discretion:

     - to delay accepting any Existing Notes, to extend the exchange offer or, if any of the conditions set forth under "--Certain Conditions" have not been satisfied, to terminate the exchange offer, by giving oral or written notice to the exchange agent, or

     -   to amend the terms of the exchange offer in any manner.

PROCEDURES FOR TENDERING

     - Only a holder of Existing Notes may tender the Existing Notes in the exchange offer. To tender in the exchange offer you must give a timely confirmation of a book-entry transfer of your book-entry interest into the exchange agent's account at a book-entry transfer facility. Confirmation must be received by the exchange agent prior to the expiration date. To be tendered effectively, any required documents must be received by the exchange agent at the address set forth under "--Exchange Agents" prior to the Expiration Date.

         If you do not withdraw your tender before the expiration date, you will be deemed to agree to the terms and conditions we set forth in this offering memorandum.

         If your interests in the Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, contact the registered holder promptly and instruct them to tender on your behalf.

         If anyone acting in a fiduciary or representative capacity, for example a trustee or attorney-in-fact, signs documents, this person must indicate in what capacity he is signing, and he must provide us with satisfactory evidence of his authority to act. We may waive this requirement.

         We will determine all questions as to the validity, form, eligibility including time of receipt, acceptance, and withdrawal of tendered Existing Notes in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular Existing Notes.

         Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with your tender of Existing Notes within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to your tender of Existing Notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give you notice. Any Existing Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you as soon as practicable following the expiration date.

         In addition, we reserve the right to purchase or make offers for any Existing Notes that remain outstanding after the expiration date or, as set forth under "--Certain Conditions," to terminate the exchange offer and purchase Existing Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

         We will issue the Series B Notes for exchange only after the exchange agent notifies us that it has received the Existing Notes you tendered in a timely fashion. If you tender notes that we do not accept or if you tender notes for a greater amount than you wanted to, any non-exchanged book-entry interests will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

PROCEDURES FOR TENDERING BOOK-ENTRY INTERESTS

         Interests in the outstanding notes must be tendered in compliance with procedures established by Euroclear or Clearstream.

WITHDRAWAL RIGHTS

         You may withdraw tenders of Existing Notes at any time prior to 5:00 p.m., London time, on the expiration date. A written notice of withdrawal must be received by the exchange agent at its address set forth below prior to 5:00 p.m., London time, on the expiration date to be effective. Any such notice of withdrawal must specify the name of the person having deposited the Existing Notes to be withdrawn and specify the name in which the Existing Notes are to be registered, if different from that of the depositor.

         We will determine all questions as to the validity, form, and eligibility including time of receipt of notices. Our determination shall be final and binding on all parties. Any Existing Notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "--Procedures for Tendering".

CERTAIN CONDITIONS

         Whether we are accepting Existing Notes for exchange or issuing Series B Notes we may terminate or amend the exchange offer if the acceptance or issuance would violate applicable law or any interpretation of the staff of the Commission.

         This condition is for our sole benefit. We may assert or waive it in whole or in part at any time and from time to time in our sole discretion regardless of circumstance. Even if we fail to exercise this right at a particular time, you should not consider this a waiver of our right, because we can assert this right at any time.

EXCHANGE AGENTS

         You should direct questions, requests for assistance and requests for additional copies of this offering memorandum to the exchange agent, The Bank of New York, addressed as follows:

                                One Canada Square
                             London, United Kingdom
                                     E14 5AL

                               For Information or
                           Confirmation by Telephone:
                               44 (0) 20 7964 7235

         By Mail:          By Facsimile Transmission:   By Hand or Overnight
   The Bank of New York    (for Eligible Institutions         Delivery:
     30 Cannon Street                Only):             The Bank of New York
      London EC4M 6XH          44 (0) 20 7964-6399        30 Cannon Street
Attention: Alison Mitchell                                 London EC4M 6XH
                                                      Attention: Alison Mitchell

         We have appointed The Bank of New York (Luxembourg) S.A. as our Luxembourg Exchange Agent. Its address is Aerogolf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg.

         You can request copies of this offering memorandum and the notice of exchange from Dexia Banque Internationale a Luxembourg, our Luxembourg Listing and Paying Agent. Its address is 69, route d'Esch L-2953 Luxembourg, Attention:
Transaction Execution Group, and its telephone number is (352) 4590 4214.

FEES AND EXPENSES

         We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. We will pay the cash expenses incurred in connection with the exchange offer.

ACCOUNTING TREATMENT

         The Series B Notes will be recorded at the same carrying value as the Existing Notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. We will capitalize and then amortize the expenses of the exchange offer for accounting purposes.

TRANSFER TAXES

         Holders who tender their Existing Notes, or interests in the Existing Notes, for exchange will not be obligated to pay any transfer taxes in connection with their exchange, except that holders who instruct us to register notes, or interests in the notes, in the name of, or request that Existing Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of Lucite International Group Holdings Limited as of March 31, 2003. Our capitalization is presented on a historical basis and on an as adjusted basis, after giving effect to the sale of the Series A Notes and the application of the net proceeds therefrom to reduce borrowings under our senior credit facilities. Except as described in this offering memorandum, there has been no material change to the capitalization of Lucite International Group Holdings Limited since March 31, 2003. See "Use of Proceeds."

         This table should be read in conjunction with "Operating and Financial Review and Prospects" in our Form 6-K incorporated herein by reference and the consolidated financial statements and related notes thereto included in our 2002 Annual Report filed on Form 20-F. See "Selected Historical Combined (Predecessor) and Consolidated Financial Information" and "Notes to Selected Historical Combined (Predecessor) and Consolidated Financial Information."

         The information in the following table has been calculated using translations from US dollars and euro to pounds sterling at the noon-buying rate on March 31, 2003, which was L1.00 to E1.4486 and L1.00 to $1.5807.

                                                               HISTORICAL      AS ADJUSTED
                                                                 AS OF            AS OF
                                                             MARCH 31, 2003   MARCH 31, 2003
                                                             --------------   --------------
                                                                       (L MILLIONS)
Cash at bank and in hand ...............................            22              22
                                                                  ====            ====
Debt:
  Unsecured short term borrowings ......................             1               1
  Bank loans secured by a floating charge ..............            --              --
  Revolving credit facility ............................            37              23
  Term Loan A ..........................................            73              52
  Term Loan B ..........................................            72              72
  Term Loan C ..........................................            50              50
  Senior Notes Issued May 4, 2000 ......................           138             138
  Series A Notes Issued June 25, 2003 ..................            --              36
  Unamortized issue costs ..............................            (7)             (8)
  Finance leases .......................................             4               4
                                                                  ----            ----
Total debt .............................................           368             368
Shareholder's equity:
  Called up equity share capital .......................           175             175
  Profit and loss account ..............................           (49)            (49)
                                                                  ----            ----
     Total shareholder's equity ........................           126             126
  Minority interests ...................................            12              12
                                                                  ----            ----
Capital employed .......................................           138             138
                                                                  ----            ----
Total capitalization ...................................           506             506
                                                                  ====            ====

                                   THE ISSUER

         Lucite International Finance plc, the Issuer, is a wholly-owned subsidiary of Lucite International Holdings Limited and was formed for the purpose of issuing and selling securities and making the proceeds of those issues available to Lucite International Group Holdings Limited and its subsidiaries. The Issuer was incorporated in England and Wales on August 24, 1999 under registration number 3830500. The registered office of the Issuer is Queens Gate, 15-17 Queens Terrace, Southampton, SO14 3BP, United Kingdom. The Issuer was formerly known as Ineos Acrylics Finance plc; the name was changed to Lucite International Finance plc on May 8, 2002.

         The Issuer has 50,000 authorized Ordinary L1 shares, all issued and paid.

                                 THE GUARANTORS

         Each of Lucite International Group Holdings Limited (f/k/a Ineos Acrylics Group Holdings Limited) (Companies House registration number 3829877), Lucite International Investment Limited (f/k/a Ineos Acrylics Investment Limited) (Companies House registration number 3830534), Lucite International Holdings Limited (f/k/a Ineos Acrylics Holdings Limited) (Companies House registration number 3830184) and Lucite International Holdco Limited (f/k/a Ineos Acrylics

US Holdco Limited) (Companies House registration number 3830157) is a guarantor of the notes. Each of the guarantors was incorporated in England and Wales on August 23, 1999. The registered office of each of the guarantors is Queens Gate, 15-17 Queens Terrace, Southampton, SO14 3BP, United Kingdom. The names of the guarantors were changed on May 8, 2002.

         Lucite International Group Holdings Limited has 175,029,700 authorized Ordinary L1 shares, all issued and paid; LuCite International Investment Limited has 175,000,000 authorized Ordinary L1 shares, all issued and paid; Lucite International HoldIngs Limited has 175,016,000 authorized Ordinary L1 shares, all issued and paid; and Lucite International Holdco Limited has 115,363,000 authorized Ordinary L1 shares, of which 115,300,999 are issued and paid.

         Lucite International Group Holdings Limited is the direct parent of Lucite International Investment Limited, Lucite International Investment Limited is the direct parent of Lucite International Holdings Limited, and Lucite International Holdings Limited is the direct parent of Lucite International Holdco Limited.

         Lucite International Group Holdings Limited and Lucite International Investment Limited have guaranteed the Existing Notes and will guarantee the notes on a senior basis and the other guarantors have guaranteed the Existing Notes and will guarantee the notes on a subordinated basis. The indebtedness represented by the subordinated guarantees ranks behind all of the current and future indebtedness, including indebtedness under the senior credit facilities, of the subordinated guarantors (other than trade payables), except indebtedness that expressly provides that it is not senior to the guarantees and other specified types of indebtedness. See "Description of the Notes -- Ranking of the Notes, Senior Guarantees and Subordinated Guarantees."

         Each of the guarantors is a wholly-owned subsidiary, does not have any operations apart from those relating to their obligations under the Existing Notes, the Series A Notes and the senior credit facilities and does not own any assets other than the shares of subsidiaries and intercompany loans. Each of the guarantors is managed by Lucite International. Other than their guarantee of the Existing Notes, Series A Notes and obligations under the senior credit facilities, the guarantors do not have any medium- or long-term, or any other, debt.

         Presented below is consolidating information for the Issuer, Lucite International Group Holdings Limited (carrying investments in subsidiaries at equity) and Lucite International Investments Limited, both of which are guaranteeing the Series B Notes and have guaranteed the Series A Notes and the Existing Notes on a senior basis, and Lucite International Holdings Limited and Lucite International Holdco Limited, both of which are guaranteeing the Series B Notes and have guaranteed the Existing Notes and the Series A Notes on a subordinated basis.

        SUPPLEMENTAL CONSOLIDATING BALANCE SHEETS AS AT DECEMBER 31, 2002

                                    LUCITE
                                 INTERNATIONAL     ISSUER AND
                                     GROUP        UNCONDITIONAL     SUBORDINATED         NON-
                                   HOLDINGS         GUARANTOR         GUARANTOR        GUARANTOR                   CONSOLIDATED
                                    LIMITED      SUBSIDIARIES(1)   SUBSIDIARIES(2)   SUBSIDIARIES   ELIMINATIONS      TOTALS
                                 ------------    ---------------   ---------------   ------------   ------------   ------------
                                     L'M              L'M               L'M               L'M           L'M            L'M
FIXED ASSETS
Intangible assets .............         --               --               --                83            --              83
Tangible assets ...............         --               --               --               358            --             358
Investments ...................        149              154              112                --          (415)             --
                                      ----             ----             ----              ----          ----            ----
                                       149              154              112               441          (415)            441
                                      ----             ----             ----              ----          ----            ----
CURRENT ASSETS

Stocks ........................         --               --               --                75            --              75
Debtors .......................         --              166               54                96          (220)             96
Cash at bank and in hand ......         --               --               --                11            --              11
                                      ----             ----             ----              ----          ----            ----
                                        --              166               54               182          (220)            182
                                      ----             ----             ----              ----          ----            ----
TOTAL ASSETS ..................        149              320              166               623          (635)            623
CREDITORS: AMOUNTS FALLING DUE
  WITHIN ONE YEAR .............         --              (52)             (17)             (140)           90            (119)
                                      ----             ----             ----              ----          ----            ----
NET CURRENT
  ASSETS/(LIABILITIES) ........         --              114               37                42          (130)             63
                                      ----             ----             ----              ----          ----            ----
TOTAL ASSETS LESS CURRENT
  LIABILITIES .................        149              268              149               483          (545)            504
                                      ----             ----             ----              ----          ----            ----

CREDITORS: AMOUNTS FALLING DUE
  AFTER MORE THAN ONE YEAR ....         --             (126)              --              (334)          130            (330)
PROVISIONS FOR LIABILITIES AND
  CHARGES .....................         --               --               --               (32)           --             (32)
NET ASSETS ....................        149              142              149               117          (415)            142
                                      ----             ----             ----              ----          ----            ----
SHAREHOLDER'S EQUITY
Called up equity share capital         175              175              175               132          (482)            175
Reserves ......................        (26)             (33)             (26)              (27)           67             (45)
                                      ----             ----             ----              ----          ----            ----
Total equity shareholder's
  funds .......................        149              142              149               105          (415)            130
Equity minority interests .....         --               --               --                12            --              12
                                      ----             ----             ----              ----          ----            ----
Capital employed ..............        149              142              149               117          (415)            142
                                      ====             ====             ====              ====          ====            ====

-------------------------
(1) Unconditional Guarantor subsidiaries consist of the Issuer and Lucite International Investments Limited.

(2) Subordinated Guarantors consist of Lucite International Holdings Limited and Lucite International Holdco Limited.

       SUPPLEMENTAL CONSOLIDATING PROFIT AND LOSS ACCOUNTS FOR THE YEAR TO
                                DECEMBER 31, 2002

                                  LUCITE
                               INTERNATIONAL     ISSUER AND
                                   GROUP        UNCONDITIONAL    SUBORDINATED         NON-
                                 HOLDINGS         GUARANTOR        GUARANTOR        GUARANTOR                   CONSOLIDATED
                                  LIMITED      SUBSIDIARIES(1)   UBSIDIARIES(2)   SUBSIDIARIES   ELIMINATIONS      TOTALS
                               -------------   ---------------   --------------   ------------   ------------   ------------
                                  L'M               L'M               L'M             L'M           L'M             L'M
Turnover .....................     --                 --                --             582              --            582
                                                                                      ----                           ----
Operating costs before
  exceptional operating
  expenses and amortisation
  and intangible fixed
  assets .....................     --                 --                --            (550)             --           (550)
Amortisation of goodwill and
  other intangible fixed
  assets .....................     --                 --                --              (5)             --             (5)
                                                                                      ----                           ----
Total operating costs ........                                                        (555)                          (555)
                                                                                      ----                           ----
GROUP OPERATING
  PROFIT .....................     --                 --                --              27              --             27
Share of operating profit
from investments..............     (3)                (3)               (3)             --               9             --
                                                                                      ----                           ----
OPERATING PROFIT INCLUDING
  JOINT VENTURE ..............     (3)                (3)               (3)             27               9             27
Net interest payable .........     --                 (1)               --             (28)             --            (29)
LOSS ON ORDINARY ACTIVITIES
  BEFORE TAXATION ............     (3)                (4)               (3)             (1)              9             (2)
Taxation on loss on ordinary
  activities .................     --                 --                --               2              --              2
                                                                                      ----                           ----
LOSS ON ORDINARY ACTIVITIES
  AFTER TAXATION .............     (3)                (4)               (3)              1               9             --
Equity minority interests ....     --                 --                --              (3)             --             (3)
LOSS FOR THE FINANCIAL
  PERIOD .....................     (3)                (4)               (3)             (2)              9             (3)
                                 ====               ====              ====            ====            ====           ====

-----------------------

(1) Unconditional Guarantor subsidiaries consist of the Issuer and Lucite International Investments Limited.

(2) Subordinated Guarantors consist of Lucite International Holdings Limited and Lucite International Holdco Limited.

                            DESCRIPTION OF THE NOTES

         The Series B Notes offered hereby (the "Series B Notes") will be issued under an indenture dated June 25, 2003 (the "Indenture") among Lucite International Finance plc, (the "Issuer"), the Senior Guarantors (as defined below), the Subordinated Guarantors (as defined below) and The Bank of New York, as trustee (the "Trustee"). A copy of the form of Indenture is available upon request to the Issuer at the address set forth under "Listing and General Information." The Series B Notes will be fully fungible, and will trade as a single series with, the Issuer's E50,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2010, Series A issued undEr the Indenture on June 25, 2003. The Series A Notes and the Series B Notes are referred to herein as the "Notes."

         The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Notes and the Indenture and those terms made a part of the Indenture by the US Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Prior to the exchange offer, the Indenture will be qualified under the Trust Indenture Act. As used in this section, the "Company" refers to Lucite International Group Holdings Limited, a company incorporated under the laws of England and Wales and the wholly owned direct subsidiary of Lucite International Limited, a company incorporated under the laws of England and Wales. References to the "Company" in this section do not include the Company's subsidiaries except for purposes of financial data determined on a consolidated or combined basis.

         The Company is a parent company of the Issuer via two intermediate holding company subsidiaries, each of which is a company incorporated under the laws of England and Wales: Lucite International Investment Limited ("Lucite Investment") and Lucite International Holdings Limited ("Lucite Holdings"). Lucite Holdings is the immediate parent company of the Issuer, Lucite International Finco Limited plc ("Finco") and Lucite International Holdco Limited ("Holdco").

         In this summary, the term "2000 Indenture" refers to the indenture governing our E200,000,000 10 1/4% Senior Notes due 2010, daTed as of May 4, 2000, among the Issuer, the Senior Guarantors, the Subordinated Guarantors and The Bank of New York, as trustee. The notes issued under the 2000 Indenture are referred to herein as the "Existing Notes," are the subject of this exchange offer and are listed for trading on the Luxembourg Stock Exchange.

         For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

         The Series B Notes mature May 15, 2010, will be issued in an aggregate principal amount of up to E200,000,000, are unsecuRed senior obligations of the Issuer and will be redeemed at 100% of the principal amount thereof on their maturity date, unless redeemed prior thereto as described herein. Additional notes may be issued in one or more series from time to time (the "Additional Notes"), in an unlimited amount, subject to certain limitations described under "Certain Covenants -- Limitations on Indebtedness." The Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture. The Notes will bear interest at the rate set forth on the cover page of this offering memorandum from May 15, 2003, payable semiannually in arrears on May 15 and November 15 in each year, commencing November 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

         The Notes will be guaranteed by the Company and Lucite Investment, as senior guarantors (the "Senior Guarantors"), and by Lucite Holdings and Holdco (the "Subordinated Guarantors" and, together with the Senior Guarantors, the "Guarantors"). The guarantees of the Notes by the Senior Guarantors will be on an unsecured, senior basis. The guarantees of the Notes by the Subordinated Guarantors will be on an unsecured, senior subordinated basis. All of the guarantors of the Notes are holding companies the assets of which consist primarily of shares in their subsidiaries. The Issuer and the Guarantors are permitted to purchase the Notes on the open market.

         Principal of, premium, if any, any Additional Amounts (as defined below) and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Issuer in New York, New York maintained for such purposes (which initially will be the corporate trust office of the Trustee) and, so long as the Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. The Issuer undertakes that on the implementation of the European Union savings tax Directive (as defined under "-- Additional Amounts"), which the ECOFIN Council decided at its meeting on June 3, 2003 should be implemented, it will ensure that it maintains a paying agent in a member state that is not obliged to withhold or deduct tax pursuant to that directive.

         The Notes offered hereby will initially be represented by a global note in registered form. Holders of book-entry interests in the global notes will be entitled to receive definitive notes only in the limited circumstances set forth below. See "Book-Entry; Delivery and Form." In no event will notes be issued in bearer form.

         All payments of principal, any Additional Amounts and interest will be made by the Issuer in same day funds.

         The Issuer has applied to list the Notes offered hereby for trading on the Luxembourg Stock Exchange. So long as the Notes are listed on the Luxembourg Stock Exchange, appropriate notices, as and when required, will be published in a leading daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

         The Notes contain no express prescription period. They will be subject to the prescription period set out at the time by applicable law.

OPTIONAL REDEMPTION

         The Notes will be subject to redemption at any time on or after May 15, 2005, at the option of the Issuer, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of E1,000 or an integral multiple thereof at the following redemptIon prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning May 15 of the years indicated below:

                                    REDEMPTION
             YEAR                      PRICE
             ----                   ----------
2005...........................      105.125%
2006...........................      103.417%
2007...........................      101.708%

and thereafter at 100% of the principal amount, in each case, together with any Additional Amounts and accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

         If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed in compliance with the requirements of the principal national security exchange (currently expected to be the Luxembourg Stock Exchange), if any, on which the Notes are listed, or if the Notes are not so listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable; provided that Notes redeemed in part shall be redeemed only in integral multiples of E1,000.

         So long as the Notes may be listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer or the Company shall, when there has been a partial redemption of any of the Notes (including with respect to a Change of Control or Offer relating to an Asset Sale), cause to be published in a leading daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) a notice specifying the aggregate principal amount of Notes outstanding and a list of the Notes drawn for redemption but not surrendered and provide notification of such partial redemption to the Luxembourg Stock Exchange.

REDEMPTION UPON CHANGES IN WITHHOLDING TAXES

         The Notes may also be redeemed, as a whole but not in part, at the election of the Issuer, upon not less than 30 nor more than 60 days' notice (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date and Additional Amounts (as defined below), if any, if as a result of (i) any amendment to, or change in, the laws, treaties, rulings or regulations of any jurisdiction in which the Issuer is organized, engaged in business, resident for tax purposes or generally subject to tax on a net income basis or any political subdivision or authority thereof or therein having power to tax or any change in the official application or official interpretation of such laws, treaties, rulings or regulations which amendment or change becomes effective after the Issue Date, or (ii) with respect to a Guarantor that is organized under the laws of any part of the United Kingdom (a "UK Guarantor"), any amendment to, or change in, the laws, treaties, rulings or regulations of the United Kingdom or any political subdivision or authority thereof or therein having power to tax or any change in the official application or official interpretation of such laws, treaties, rulings or regulations which amendment or change becomes effective after the Issue Date, the Issuer or a UK Guarantor, has become or will become obligated to pay Additional Amounts (as described below under "Payment of Additional Amounts") which are more than a de minimis amount, on the next date on which any amount would be payable with respect to the Notes, and such obligation cannot be avoided by the use of reasonable measures available to the Issuer or such UK Guarantor, as the case may be; provided, however, that (1) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer or such UK Guarantor, as the case may be, would be obligated to pay such Additional Amounts, and (2) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the giving of any notice of redemption described in this paragraph, the Issuer shall deliver to the Trustee (a) a certificate signed by two directors of the Issuer stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer or such UK Guarantor, as the case may be, taking reasonable measures available to it and
(b) a written opinion of independent legal counsel to the Issuer of recognized standing to the effect that the Issuer or such UK Guarantor, as the case may be, has or will become obligated to pay such Additional Amounts as a result of a change, amendment, official interpretation or application described above and that the Issuer or such UK Guarantor, as the case may be, cannot avoid the payment of such Additional Amounts by taking reasonable measures available to it.

PAYMENT OF ADDITIONAL AMOUNTS

         All payments made by the Issuer and the Guarantors, if any, under or with respect to the Notes and any Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor is organized, engaged in business, resident for tax purposes or generally subject to tax on a net income basis or from or through which payment on the Notes is made by the Issuer, any Guarantor or any paying agent in its capacity as such, or any political subdivision or authority thereof or therein having power to tax (a "Taxing Authority") and any interest, penalties and other liabilities with respect thereto (collectively "Taxes"), unless the Issuer or any Guarantor, as the case may be, is required to withhold or deduct such Taxes by law or by the relevant Taxing Authority's interpretation or administration thereof. In the event that the Issuer or any Guarantor is required to so withhold or deduct any amount for or on account of any such Taxes from any payment made under or with respect to the Notes or the Guarantees, as the case may be, the Issuer or such Guarantor, as the case may be, will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount (including Additional Amounts) received by each holder of Notes after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder or beneficial owner of Notes to the extent:

         (a) that any such Taxes would not have been so imposed but for the existence of any present or former connection between such holder or beneficial owner and the Taxing Authority imposing such Taxes (other than the mere receipt of such payment, acquisition, ownership or disposition of such Notes or the exercise or enforcement of rights under such Notes, the Guarantees or the Indenture), unless such Taxes were so imposed because the Notes were not listed on a recognized stock exchange;

         (b) of any estate, inheritance, gift, sales, transfer, personal property or similar Tax imposed with respect to such Notes, except as otherwise provided therein;

         (c) that any such Taxes would not have been so imposed but for the presentation of such Notes (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

         (d) that such holder or beneficial owner would not be liable for or subject to such withholding or deduction of such Taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption or to provide information concerning nationality, residence or connection with the relevant Taxing Authority if (x) the making of such declaration or claim or the provision of such information is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, such Taxes, and (y) at least 60 days prior to the first payment date with respect to which the Issuer or any Guarantor shall apply this clause, the Issuer or such Guarantor shall have notified all holders of Notes in writing that they shall be required to provide such declaration, claim or information, unless such holder or beneficial owner would be liable or subject to such withholding or deduction of such Taxes because the Notes were not listed on a recognized stock exchange;

         (e) that any such withholding or deduction imposed on a payment to an individual is required to be made pursuant to the European Union Directive on the taxation of savings income (the "Directive") which was adopted by the ECOFIN Council of the European Union (the Council of EU finance and economics ministers) on June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, the Directive; or

         (f) that any such Taxes are imposed in connection with a Note presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to another paying agent in a member state of the European Union.

         Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of clauses (a) to (f) inclusive above. In addition, Additional Amounts will not be payable with respect to any Taxes that are payable otherwise than by deduction or withholding from payments of, or in respect of, principal of, or any interest on, the Notes.

         The Issuer and each Guarantor, as applicable, will also (1) make such withholding or deduction of Taxes and (2) remit the full amount of Taxes so deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws. The Issuer and each Guarantor, as applicable, will use their reasonable best efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Issuer or such Guarantor, as the case may be, will, upon request, make available to the holders of the Notes, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer or such Guarantor or if, notwithstanding the Issuer's or such Guarantor's efforts to obtain such receipts, the same are not obtainable, other evidence of such payment by the Issuer or such Guarantor.

         At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or such Guarantor will deliver to the Trustee an officers' certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable such Trustee to pay such Additional Amounts to holders of the Notes on the payment date.

         The foregoing provisions shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Guarantor, as the case may be, is organized, engaged in business, resident for tax purposes, or otherwise subject to taxation on a net income basis or any political subdivisions or taxing authority or agency thereof or therein.

         In addition, the Issuer or any Guarantor, as the case may be, will pay any present or future stamp, issue, registration, documentation, court excise or property taxes or other similar taxes, charges and duties, including interest, penalties and Additional Amounts with respect thereto, imposed by any Taxing Authority, the United States or any jurisdiction in which a paying agent is located or any political subdivision or taxing authority of or in the foregoing in respect of the execution, issue, delivery, registration, redemption or retirement of, or receipt of payments with respect to, the Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

         Whenever in the Indenture, the Notes or in this "Description of the Notes" there is mentioned, in any context, the payment of principal (and premiums, if any), redemption price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that in such context, Additional Amounts are, were or would be payable in respect thereof.

CURRENCY INDEMNITY

         The euro is the sole currency of account and payment for all sums payable by the Issuer or the Guarantors under the Notes, the Guarantees and the Indenture. Any amount received or recovered in currency other than euro in respect of the Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Issuer, the Company, any Subsidiary or otherwise) by the holder in respect of any sum expressed to be due to it from the Issuer or any Guarantor shall constitute a discharge of the Issuer or any Guarantor only to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that euro amount is less than the euro amount expressed to be due to the recipient under any Note, the Issuer and each Guarantor, jointly and severally, shall indemnify the recipient against the cost of making any such purchase. For the purposes of this indemnity, it will be sufficient for the holder to certify (indicating the sources of information used) that it would have suffered a loss had the actual purchase of euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of euro on such date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Issuer and each Guarantor; (ii) shall give rise to a separate and independent cause of action;
(iii) shall apply irrespective of any waiver granted by any holder; and (iv) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order. The indemnities described in this paragraph shall be subordinated with respect to each Subordinated Guarantor on the same basis as all other payment obligations of such Subordinated Guarantor hereunder.

SINKING FUND

         The Notes will not be entitled to the benefit of any sinking fund.

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PURCHASE OF NOTES UPON A CHANGE OF CONTROL

         If a Change of Control shall occur at any time or at the option of the Issuer or the Company, prior to such Change of Control but after the public announcement thereof, then each holder of Notes shall have the right to require that the Issuer or the Company purchase such holder's Notes in whole or in part in integral multiples of E1,000, at a purchase price (the "Change of ContRol Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus any Additional Amounts and accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date") (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), pursuant to the offer described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture. No such in part purchase shall reduce the principal amount of the Notes held by any holder to below E1,000.

         Within 30 days of any Change of Control, the Issuer or the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things, that a Change of Control has occurred and the date of such event and that such holder has the right to require the Issuer to purchase such holder's Note at the Change of Control Purchase Price; the circumstances and relevant facts regarding such Change of Control; the purchase price and the purchase date which shall be fixed by the Issuer or the Company on a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Issuer or the Company defaults in payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. So long as the Notes may be listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer or the Company shall cause to be published in a leading daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) the notice described above.

         If a Change of Control Offer is made, there can be no assurance that the Company or its subsidiaries will have or will make available to advance to the Issuer funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes, and all of the Existing Notes that might be delivered by holders of the Existing Notes, seeking to accept the Change of Control Offer or, as the case may be, the corresponding offer made to the holders of the Existing Notes. The failure of the Issuer or the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee, the holders of the Notes and the holders of the Existing Notes the rights described under "Events of Default."

         In addition to the obligations of the Issuer and the Company under the Indenture with respect to the Notes, and under the 2000 Indenture with respect to the Existing Notes, in the event of a Change of Control, substantially all of the long-term Indebtedness of the Company and its subsidiaries also contains an event of default upon a Change of Control as defined therein which obligates the Company or its subsidiaries to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder.

         The Senior Credit Facilities contain a "change of control" provision that in relevant part is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a "change of control" would constitute a default under the Senior Credit Facilities. The Subordinated Guarantors' obligations under the Senior Credit Facilities are senior in right of payment to the Notes and the Senior Credit Facilities may not permit the Issuer or the Company to purchase any of the Notes absent consent of the lenders thereunder in the event of a Change of Control (even though the failure by the Company to comply with its obligations in the event of a Change of Control would constitute a Default under the Indenture). In addition, the exercise by the holders of their right to require the Issuer or the Company to repurchase the Notes could cause a default under the Senior Credit Facilities even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company or its subsidiaries. If the Company and its subsidiaries are unable to obtain the requisite consents and/or repay all indebtedness which prohibits the repurchase of the Notes upon the occurrence of a Change of Control, the Company or the Issuer would remain prohibited by such indebtedness from purchasing any Notes and, as a result, the Company or the Issuer could not commence a Change of Control Offer to purchase the Notes, which would constitute an Event of Default under the Indenture. Such an Event of Default under the Indenture would also constitute an Event of Default under the Senior Credit Facilities, which would permit the lenders thereunder to accelerate all of the indebtedness under the Senior Credit Facilities. If a Change of Control were to occur, there can be no assurance that the Company and its subsidiaries would have sufficient assets to first satisfy their obligations under the Senior Credit Facilities or other agreements relating to any indebtedness, if accelerated, and then to purchase all of the Notes that might be delivered by holders seeking to accept a Change of Control Offer.

         The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Issuer or the Company elect to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

         The existence of a holder's right to require the Issuer or the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company or its subsidiaries in a transaction which constitutes a Change of Control.

         The provisions of the Indenture will not afford holders of the Notes the right to require the Issuer or the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, might result in a Change of Control unless it is the type of transaction specified by such definition.

         The Issuer and, the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations (including those of the US and UK) in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant (other than the obligation to make a Change of Control Offer pursuant to this covenant), the Issuer and, the Company as the case may be, will comply with the securities laws and regulations and will not be deemed to have breached its obligations described in this covenant by virtue thereof.

GUARANTEES OF THE NOTES

         The Senior Guarantors and the Subordinated Guarantors (the "Guarantors") will fully and irrevocably guarantee, jointly and severally, the due and punctual payment of, the principal of, premium, if any, and any Additional Amounts and interest on, and all other amounts payable under, the Notes (the "Guarantees"). Each Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by such Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent transfer or similar laws affecting the rights of the creditors generally.

         Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP. Each Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the obligations of the Issuer under the Notes and the Indenture, (b) be binding upon each Guarantor and (c) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

         The debt evidenced by each Senior Guarantee:

         -     will be a senior, unsecured obligation of the Senior Guarantor;

         - will not be subject to the restrictions on enforcement described below;

         - will rank pari passu in right of payment to all existing and future senior indebtedness of the Senior Guarantor; and

         - will be senior in right of payment to all future subordinated indebtedness of the Senior Guarantor.

         The debt evidenced by each Subordinated Guarantee:

         -    will be a senior subordinated obligation of the Subordinated
              Guarantor;

         -    will be subject to restrictions on enforcement described below;

         - will rank subordinated in right of payment to all senior indebtedness of the Subordinated Guarantor, including indebtedness under the Senior Credit Facilities;

         - will rank pari passu in right of payment to all existing and future senior subordinated indebtedness of the Subordinated Guarantor; and

         - will be senior in the right of payment to all future subordinated indebtedness, if any, of the Subordinated Guarantor.

         The Subordinated Guarantees will provide that no amount shall, until the Designated Senior Debt has been discharged or paid in full (the "Senior Discharge Date"), become due by the relevant Subordinated Guarantor to the holders of the Notes or the Trustee under the Subordinated Guarantees (whether before or after demand has been made under any such Subordinated Guarantee) and therefore no Enforcement Action may be taken in respect of the Subordinated Guarantees unless and until:

               (a) an event of default relating to the failure to pay an amount of principal or interest due in respect of the Notes has occurred (the date of such event of default, "Payment Default Date"), and

         (b) the Standstill Period (as defined below) has expired.

         The "Standstill Period," with respect to any Subordinated Guarantor, will be the period commencing on the Payment Default Date and ending on the first to occur of:

         (1) the expiration of 179 days from the Payment Default Date;

               (2) the date upon which an order is made for the dissolution or winding-up of the Subordinated Guarantor; and

               (3) the date upon which the shareholders of the Subordinated Guarantor pass a valid resolution for the dissolution or winding-up of such Subordinated Guarantor;

unless the lenders under the Bank Credit Agreement shall have made demand pursuant to a guarantee of Designated Senior Debt of any holding company of the relevant Subordinated Guarantor in which event the Standstill Period will not expire until such time as the Senior Discharge Date occurs or the date upon which one of the events described in paragraphs (2) or (3) above occurs.

         Since the obligations of the Subordinated Guarantors under the Subordinated Guarantees will not be due during the time periods and under the circumstances described above, holders may not make a demand under or bring any enforcement action on the Subordinated Guarantees while such circumstances exist.

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

         In addition, the holders of the Notes and the Trustee shall be entitled to:

                  (a) take any action necessary to preserve the validity and existence of their claims for the full amounts due to them under the Subordinated Guarantees provided that such action shall not include any of the actions described under paragraphs (a) to (d) of the definition of Enforcement Action,

                  (b) (to the extent entitled by law) take action against any creditor or creditors of the Company or any Subsidiary, agent, trustee, or receiver acting on behalf of such creditors to challenge the basis on which any sale or disposal is to take place pursuant to powers granted to such persons under any security documentation, and

                  (c) bring legal proceedings against any person in connection with any securities law violation or common law fraud.

         If, pursuant to an enforcement action by or on behalf of the holders of the Designated Senior Debt or in connection with a disposal following an Event of Default (as defined in the Bank Credit Agreement), all of the share capital of any Subordinated Guarantor is to be sold or disposed of, the holders of the Notes and the Trustee will be required to release such Subordinated Guarantor from all of its obligations and liabilities in its capacity as a Subordinated Guarantor, provided that (1) such release will become effective only at the time of the completion of such sale or disposal, (2) all indebtedness that is pari passu or subordinated to the Subordinated Guarantee is similarly released and
(3) to the extent that the proceeds from such sale or disposal are in excess of the claims of the Designated Senior Debt, such excess, if any, will be applied first to satisfy the obligations of the Subordinated Guarantor pursuant to the corresponding Subordinated Guarantee and any guarantee or other indebtedness pari passu to such Subordinated Guarantee, and second to satisfy the indebtedness subordinated to such Subordinated Guarantee (in each case, to the extent required by the relevant creditor).

THE INTERCOMPANY NOTE

         Pursuant to the terms of its Senior Credit Facilities, the Issuer was required to lend the proceeds of the Notes to Finco, which on-lent the proceeds to other subsidiaries of the Company. The intercompany loan note (the "Intercompany Note") documents that loan, and provides a mechanism for debt service payments on the Notes to flow from Finco to the Issuer. As a finance subsidiary with no subsidiaries, the Issuer is reliant on the Intercompany Note, which is its primary asset, as a source of funding for debt service on the Notes. Although the Intercompany Note may provide the Issuer with a claim against Finco in the event the Issuer is not provided with funds to pay the Notes, the Intercompany Note is not a guarantee of the Notes by Finco.

         The Intercompany Note reflecting an amount equal to the outstanding principal of the Notes will be a general unsecured obligation of Finco with a principal amount equal to the aggregate principal amount of the Notes. Finco has no significant assets other than intercompany notes. Finco is the primary borrower under the Senior Credit Facilities and lends the proceeds of advances it receives to subsidiaries of the Company.

         The Intercompany Note will bear interest at a rate equal to or above the rate borne by the Notes and will mature at par on May 15, 2010. Upon any voluntary redemption or upon any repurchase upon a Change of Control or Asset Sale of all or any part of the Notes, an equivalent principal amount of Intercompany Note will become due and payable, together with accrued interest thereon and a premium equal to any premium payable by the Issuer with respect to the Notes. Upon acceleration of the Notes, the principal amount of and accrued interest on the Intercompany Note will also become due and payable. The Company and the other Guarantors have agreed that they will cause Finco not to make, and the Issuer has agreed that it will not accept, any payment or prepayment of principal with respect to the Intercompany Note. The Bank Credit Agreement and the intercreditor agreement entered into by the Company, the Issuer, Finco, other obligors named therein and representatives for the lenders under the Bank Credit Agreement (the "Intercreditor Agreement") prohibit Finco from making any payment or prepayment of principal on the Intercompany Note (and the Issuer from accepting any such payment) without the consent of the lenders under the Bank Credit Agreement.

         Finco is prohibited by the Intercreditor Agreement from making any payments upon or in respect of the Intercompany Note upon:

         - any default in the payment of principal of, premium or interest on Designated Senior Debt; or

         - any non-payment default under the Designated Senior Debt that permits holders thereof to accelerate its maturity, if Finco receives a notice of such default.

         Such payments shall be resumed on the earliest of:

         -     the date on which such default is cured or waived;

         - if the Designated Senior Debt has been accelerated, the date on which such acceleration has been rescinded;

         - the date on which Finco receives notice of the termination of such payment blockage; and

         - the date on which the Designated Senior Debt has been discharged or paid in full.

         Under the Intercreditor Agreement, the obligations of Finco under the Bank Credit Agreement rank senior in right of payment to the Intercompany Note on substantially the same terms as Guarantor Senior Indebtedness of the Subordinated Guarantors ranks senior in right of payment to the obligations of the Subordinated Guarantors under the Subordinated Guarantees. The Intercreditor Agreement also limits Enforcement Actions in respect of the Intercompany Note. The Intercompany Note will also be effectively subordinated to any secured Indebtedness of Finco to the extent of the value of the assets securing such Indebtedness.

RANKING OF NOTES, SENIOR GUARANTEES AND SUBORDINATED GUARANTEES

         The Notes will be unsecured, senior obligations of the Issuer, and the Indebtedness represented by the Notes and the payment of principal of, premium, if any, and interest on the notes will rank pari passu in right of payment with all other existing and other senior Indebtedness of the Issuer, including the Existing Notes, and senior in right of payment to all existing and future subordinated Indebtedness of the Issuer. In addition, the business operations of the Company will be conducted substantially through its lower level subsidiaries and, accordingly, the Notes will be effectively subordinated to all existing and future obligations of such subsidiaries.

         The Indebtedness evidenced by each Senior Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will rank pari passu in right of payment with all existing and future senior Indebtedness of such Senior Guarantor, including the Existing Notes, and will rank senior in right of payment to all subordinated Indebtedness of the Senior Guarantor. The Indebtedness evidenced by each Subordinated Guarantee (including payment of principal of, premium, if any, and interest on the Notes) will rank subordinated in right of payment to all senior Indebtedness of such Subordinated Guarantor, will rank pari passu in right of payment to all existing and future senior subordinated Indebtedness of the Subordinated Guarantor, including the Existing Notes, and will rank senior in right of payment to all future Subordinated Indebtedness of such Subordinated Guarantor.

         The Issuer of the Notes is a finance vehicle with limited assets and no operations of its own. Each of the Guarantors is a holding company with limited assets of its own and they conduct substantially all of their business through operating subsidiaries. The Notes will be the exclusive obligations of the Issuer and the Guarantors of the Notes and not of any of their other Affiliates. Because all of the Company's and the other Guarantors' operations are conducted by operating subsidiaries, their cash flow and their ability to service debt, including their ability to pay the interest on and principal of the Notes when due, are dependent to a large extent upon interest payments, cash dividends and distributions or other transfers from their operating subsidiaries.

         The operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the Notes. Any right that the Issuer and the Guarantors have to receive any assets of any of the operating subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of Notes to realize proceeds from the sale of their assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. In particular, some of these operating subsidiaries are borrowers under, or have guaranteed the obligations of the borrowers under, the Senior Credit Facilities but have not guaranteed the Notes.

         Although the Indenture contains limitations on the amount of additional debt that the Issuer, the Guarantors and the Restricted Subsidiaries may incur, under certain circumstances the amount of such debt could be substantial, and such debt of the Subordinated Guarantors may be Guarantor Senior Indebtedness or secured debt or otherwise senior to the Subordinated Guarantees or the Intercompany Note.

INTERCREDITOR AGREEMENT

         Payments in respect of the Subordinated Guarantees (and other payments by the Subordinated Guarantors in respect of the Notes) are subordinated and subject in right of payment to the prior payment in full of the Designated Senior Debt pursuant to the terms of the Indenture and the Intercreditor Agreement, as amended, among the Company, the Issuer, Finco, the original senior lenders named therein, the original bridge lenders named therein, and the senior agent and security agent under the Bank Credit Agreement. It is expected that the Trustee will become a party to the Intercreditor Agreement by executing an accession deed dated the date of the Indenture.

         Payment Blockage When Indebtedness Under the Senior Credit Facilities Is in Default. The Subordinated Guarantors are not permitted to make any payments upon or in respect of their respective Subordinated Guarantees or the Notes (except for payments previously made as described below under "Defeasance or Covenant Defeasance of Indenture" and "Satisfaction and Discharge") upon:

         - any default in the payment of principal of, premium or interest on Indebtedness under the Senior Credit Facilities; or

         - any non-payment default under the Indebtedness under the Senior Credit Facilities that permits holders thereof to accelerate its maturity, if the Trustee and such Subordinated Guarantor receive a notice of such default (a "Blockage Notice").

         Such payments shall be resumed, including any missed payments:

         - in the case of a payment default, on the date on which such default is cured or waived; and

         -     in the case of a non-payment default, on the earliest of:

                  (1) the date on which such default (together with any other non-payment defaults as to which notice was subsequently given) is cured or waived or the Indebtedness under the Senior Credit Facilities related thereto has been discharged or paid in full;

                  (2) the date on which the Trustee or such Subordinated Guarantor receives notice of the termination of such payment blockage; and

                  (3) 179 days after the applicable Blockage Notice is received, provided that the Indebtedness under the Senior Credit Facilities to which such Blockage Notice relates has not been accelerated.

         Only one period of payment blockage may be commenced in any period of 365 days. No non-payment default that existed or was continuing on the date of delivery of a Blockage Notice to the Trustee and the Subordinated Guarantors may be made the basis for a subsequent Blockage Notice unless such default shall have been cured or waived for a period of at least 90 days.

         If the Issuer or any Guarantor fails to make any payment on the Notes or its Guarantee, as applicable, when due or within any applicable grace period, whether or not on account of the blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the Holders to accelerate the maturity thereof subject to certain exceptions. See "--Events of Default."

         Delivery of a Blockage Notice shall also be provided (1) to holders in accordance with the procedures described in the Intercreditor Agreement and (2) so long as the Notes are listed on the Luxembourg Stock Exchange, to the Luxembourg Stock Exchange.

         Payment Over of Proceeds Upon Dissolution, Etc. In the event of a liquidation or dissolution of any of the Subordinated Guarantors or a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any of the Subordinated Guarantors or their property, an assignment for the benefit of creditors or any marshaling of any of the Subordinated Guarantor's assets and liabilities, the holders of Indebtedness of the Subordinated Guarantor under the Senior Credit Facilities will be entitled to receive payment in full in cash of all obligations due in respect of such Indebtedness before the holders of the Notes will be entitled to receive any payment from such Guarantor with respect to the Notes or its Guarantee. Until all obligations with respect to Indebtedness under the Senior Credit Facilities of each such Guarantor are paid in full, any payment or distribution to which the holders of the Notes would be entitled will be made to the holders of such senior debt. Notwithstanding the foregoing, holders of Notes may receive and retain Permitted Junior Securities. The merger, consolidation or sale of any Subordinated Guarantor will not be deemed a liquidation or dissolution of such Subordinated Guarantor if the requirements described below in "Consolidation, Merger, Sale of Assets" are complied with.

         Obligations of Guarantor Unconditional. Nothing contained in the Indenture, the Notes or the Intercreditor Agreement is intended to or shall impair the obligation of the Subordinated Guarantors, which is absolute and unconditional, to pay to the holders of the Notes all amounts due and payable under the Subordinated Guarantees as and when the same shall become due and payable in accordance with their terms.

         The Indenture provides that all other Indebtedness (other than Guarantor Senior Indebtedness) of each Subordinated Guarantor must be subject to the imposition of an equivalent payment blockage period. The Company shall impose a blockage of payments on all other Indebtedness (other than Guarantor Senior Indebtedness) of a Subordinated Guarantor, including Indebtedness represented by the Existing Notes, upon the receipt by such Subordinated Guarantor of a Blockage Notice.

CERTAIN COVENANTS

         The Indenture contains, among others, the following covenants:

         Limitation on Indebtedness. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness (i) is incurred by the Issuer, the Company or any Guarantor, (ii) is Indebtedness of a Restricted Subsidiary that is not the Issuer or a Guarantor, provided that the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (ii) does not exceed L75 million outstanding at any one time in the aggregate, or (iii) constitutes Acquired Indebtedness Of a Restricted Subsidiary and, in each case, the Company's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.0:1.

         Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the "Permitted Indebtedness"):

                  (i) Indebtedness of the Company and its Restricted Subsidiaries under the Senior Credit Facilities (a) pursuant to loans or other Indebtedness not in excess of L215 million and (b) pursuant to loans or other Indebtedness not in excess of $85 million, the amount in clause (a) to be reduced by principal payments made since May 4, 2000 in respect of any term loans which constitute a part of any Indebtedness described in clause (a), and the amount in clause (b) to be reduced by principal payments made since May 4, 2000 in respect of any term loans which constitute a part of any Indebtedness described in clause (b);

                  (ii) Indebtedness of E200 million principal amount of the Issuer's Existing Notes issued pursuant to the 2000 IndentUre including the exchange notes issued on November 21, 2000 and Indebtedness of E 200 million principal amount of the Company and Any Guarantor pursuant to the Guarantees of the Existing Notes including the exchange notes issued on November 21, 2000;

                  (iii) Indebtedness of the Company or any Restricted Subsidiary outstanding on May 4, 2000 and not otherwise referred to in this definition of "Permitted Indebtedness";

                  (iv) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any disposition or transfer of any such Indebtedness to a Person (other than a disposition or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (iv);

                  (v) Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that any disposition or transfer of any such Indebtedness to a Person (other than a disposition or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v);

                  (vi) guarantees of any Restricted Subsidiary made in accordance with the provisions of "-- Limitation on Issuances of Guarantees by Indebtedness of Restricted Subsidiaries";

                  (vii) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business (a) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding, (b) under any Currency Hedging Agreements, relating to (i) Indebtedness of the Company or any Restricted Subsidiary and/or (ii) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or (c) under any Commodity Price Protection Agreements which do not increase the amount of Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

                  (viii) Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property or other assets, in each case incurred for the purpose of financing or refinancing all or any part of the purchase price, lease expense or cost of construction or improvement of property used in the business of the Company and its Restricted Subsidiaries in an aggregate principal amount pursuant to this clause (viii) not to exceed L15 million outstanDing at any time; provided that the principal amount of any Indebtedness permitted under this clause (viii) did not in each case at the time of incurrence exceed the Fair Market Value, as determined by the Company in good faith, of the acquired or constructed asset or improvement so financed;

                  (ix) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in the first paragraph of this covenant (or the equivalent paragraph of the 2000 Indenture) and clauses (ii), (iii) and this subparagraph (ix) of this definition of "Permitted Indebtedness" (or the equivalent clauses and subparagraph of the 2000 Indenture), including any successive refinancings so long as the borrower under such refinancing is the Company or any other Guarantor or, if not the Company or any other Guarantor, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company and its Restricted Subsidiaries incurred in connection with such refinancing and (A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (B) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

                  (x) Indebtedness of the Company and its Restricted Subsidiaries in respect of (I) letters of credit issued in the ordinary course of business of such Person with respect to trade payables relating to purchase of materials by such Person and (II) other letters of credit, surety, performance or appeal bonds, completion guarantees or similar instruments issued in the ordinary course of business of such Person, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, not to exceed L5 million in the aggregate outstanding at any time;

                  (xi) Indebtedness of the Company and its Restricted Subsidiaries in addition to that described in clauses (i) through (x) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed L20 million outstanding at any one time in the aggregate (it bEing understood that any Indebtedness incurred under this clause (xi) will cease to be deemed incurred or outstanding for purposes of this clause (xi) but will be deemed to be incurred for purposes of the first paragraph of this covenant from and after the date on which the borrowing entity could have incurred this Indebtedness under the first paragraph of this covenant without reliance upon this clause (xi)); and

                  (xii) Indebtedness of the Company and its Restricted Subsidiaries owed to their employees relating to employee stock purchase plans.

         For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify and from time to time may reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types.

         For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of a particular amount will not be included.

         For purposes of determining compliance with this "Limitation on Indebtedness" covenant, the principal amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in conformity with GAAP. Accrual of interest, accrual of dividends, the accretion of accreted value and the payment of interest in the form additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

         (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount that the Company or a Restricted Subsidiary may incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

         Limitation on Restricted Payments. (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

                  (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

                  (ii) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company held by Persons other than the Company or a Restricted Subsidiary or options, warrants or other rights to acquire such Capital Stock;

                  (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than Subordinated Indebtedness owing to the Company or any Restricted Subsidiary);

                  (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than
         (a) to the Company or any of its Restricted Subsidiaries, (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary or (c) dividends or distributions payable solely in its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock); or

                  (v) make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing actions described in clauses (i) through (v), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries; (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur L1.00 of additional Indebtedness (other Than Permitted Indebtedness) under the provisions described under "-- Limitation on Indebtedness"; and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after May 4, 2000 does not exceed the sum of:

                  (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's fiscal quarter beginning July 1, 2000 and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

                  (B) the aggregate Net Cash Proceeds received after May 4, 2000 by the Company either (x) as capital contributions to the Company in the form of ordinary share capital or (y) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause
         (ii) or (iii) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

                  (C) the aggregate Net Cash Proceeds received after May 4, 2000 by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

                  (D) the aggregate Net Cash Proceeds received after May 4, 2000 by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after May 4, 2000, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid); and

                  (E) the amount equal to the net reduction in an Investment that had been a Restricted Payment under the 2000 Indenture or the Indenture made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

                  (a) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

                  (b) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (E) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (E) to the extent it is already included in Consolidated Net Income.

         (b) Notwithstanding the foregoing, and in the case of clauses (ii) through (vii) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (vii) being referred to as a "Permitted Payment"):

                  (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this Section;

                  (ii) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net

         Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of or a capital contribution to the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

                  (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of or a capital contribution to the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

                  (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

                  (v) the repurchase, redemption, defeasance, retirement, refinancing or other acquisition of Subordinated Indebtedness of the Company, the Issuer or any Guarantor (other than Subordinated Indebtedness held by Affiliates of the Company) upon a Change of Control or Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness, but only (x) if the Company and the Issuer shall have complied with the covenant described under the caption "Purchase of Notes Upon a Change of Control" or "Limitation on Asset Sales," as the case may be, and the Company and the Issuer repurchased all Notes tendered pursuant to the offer required by such covenants prior to offering to purchase, purchasing or repaying such Subordinated Indebtedness and (y) in the case of an Asset Sale, to the extent of the Excess Proceeds offered to holders of the Notes pursuant to the offer made pursuant to the Asset Sale;

                  (vi) to the extent constituting Restricted Payments, the Specified Affiliate Payments; and

                  (vii) repurchases of Capital Stock deemed to occur upon the exercise of stock options granted to employees of the Company and its Subsidiaries if such Capital Stock represents a portion of the exercise price thereof.

         In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (vi) and (vii) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (i), (ii), (iii), (iv) and (v) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of making of such Restricted Payment.

         Limitation on Transactions with Affiliates. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and
(a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of L1 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or serieS of related transactions complies with clause (a) above,
(c) with respect to any transaction or series of related transactions involving aggregate value in excess of L5 million, either (i) such transaction or series of related transactions has been approved By a majority of the Disinterested Directors of the board of directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (ii) the Company delivers to the Trustee a written opinion of an accounting, appraisal or investment banking firm of international standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is on terms not materially less favorable than might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person who is not an Affiliate and (d) with respect to any transaction or series of related transactions involving aggregate value in excess of L10 million, (i) such transaction or series of relAted transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director and (ii) the Company delivers to the Trustee a written opinion of an accounting, appraisal or investment banking firm of international standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is on terms not materially less favorable than might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person who is not an Affiliate; provided, however, that this provision shall not apply to (i) any employment agreement, collective bargaining agreement, employee benefit arrangements with any officer or director of the Company or any Restricted Subsidiary, including under any stock option or stock incentive plans, entered into in the ordinary course of business; (ii) payment of compensation to employees, officers or directors in the ordinary course of business; (iii) maintenance in the ordinary course of business (and payments required thereby or) of benefit programs, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, directors' and officers' indemnification agreements and retirement or savings plans and similar plans or (iv) loans or advances to employees (or guarantees of third party loans to employees) in the ordinary course of business.

         Limitation on Liens. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on May 4, 2000 or acquired after May 4, 2000, or assign or convey any right to receive any income or profits therefrom, unless the Notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes or such Guarantee shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien, except for any Permitted Liens.

         Limitation on Sale of Assets. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale is received (A) in cash or Temporary Cash Investments or (B) in the form of properties and capital assets to be used in business of the Company and its Restricted Subsidiaries and (ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution).

         (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repurchase or repay permanently any Indebtedness under the Senior Credit Facilities then outstanding as required by the terms thereof, or the Company or any Restricted Subsidiary determines not to apply such Net Cash Proceeds to the permanent prepayment of such Indebtedness under the Senior Credit Facilities or other Indebtedness of the Company and its Subsidiaries that is not Pari Passu Indebtedness or Subordinated Indebtedness, or if no such Indebtedness is then outstanding, then the Company or a Restricted Subsidiary may within 365 days of the Asset Sale invest, or to commit to invest (provided that it actually invests within the later of 365 days of the Asset Sale and 90 days of the commitment), the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted

Subsidiaries existing on May 4, 2000 or in businesses reasonably related thereto. The amount of such Net Cash Proceeds not used or invested within 365 days of the Asset Sale or invested within the later of 365 days of the Asset Sale and 90 days of a commitment to invest as set forth in this paragraph constitutes "Excess Proceeds." Pending the final application of the Net Cash Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

         (c) When the aggregate amount of Excess Proceeds exceeds L10 million or more, the Issuer or the Company will apply the ExCess Proceeds to the repayment of the Notes, the Existing Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company or a Restricted Subsidiary to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Issuer, the Company or a Restricted Subsidiary will make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of E1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Issuer, the Company or a Restricted Subsidiary, as the case may be, will make an offer to purchase or otherwise repurchase or redeem the Existing Notes and other Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Issuer, the Company or a Restricted Subsidiary be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company or any Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes not otherwise prohibited by the 2000 Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

         (d) If the Issuer, the Company or a Restricted Subsidiary becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Issuer, the Company or a Restricted Subsidiary, at the option of the holders thereof, in whole or in part (in integral multiples of E1,000, in the case of the Notes) on a date that is not earlier tHan 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Issuer, the Company or a Restricted Subsidiary to comply with the requirements under the Exchange Act or other applicable laws or regulations (including, without limitation, those of any securities exchange on which the Notes are listed).

         (e) If the Issuer, the Company or a Restricted Subsidiary is required to make an Offer, the Issuer, the Company and such Restricted Subsidiary will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations (including those of the US and UK) in connection with an Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant (other than the obligation to make an Offer pursuant to this covenant), the Issuer, the Company and such Restricted Subsidiary, as the case may be, will comply with the securities laws and regulations and will not be deemed to have breached its obligations described in this covenant by virtue thereof.

         (f) If the Offer Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders of the Notes who tender Notes pursuant to the Offer.

         Limitation on Issuance of Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Company will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company or any Restricted Subsidiary which is a Guarantor unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that (A) no guarantee of the Notes or any Guarantee shall be required (except as provided by paragraph (b) below) as a result of any Indebtedness that is senior in right of payment to the Notes and any Guarantee, (B) such guarantee need not be secured unless required pursuant to "-- Limitation on Liens" and (C) if such Indebtedness is by its terms expressly subordinated to the Notes or any Guarantee, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes or any other Guarantee.

         (b) The Company shall cause all direct Restricted Subsidiaries of the Company to provide a Senior Guarantee and all direct Restricted Subsidiaries of Lucite Investment and, other than Lucite International Finance and the Issuer, their direct Restricted Subsidiaries (but not the Subsidiaries of such Restricted Subsidiaries) to provide a Subordinated Guarantee.

         (c) Notwithstanding the foregoing, any Guarantee (other than a Guarantee required by clause (b) above) by a Restricted Subsidiary of the Notes may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock held by the Company and other Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries and (ii) (with respect to any Guarantees created after May 4, 2000) the release by the holders of the Indebtedness of the Company described in clause (a) above of their security interest or their guarantee by such Restricted Subsidiary at such time as (A) no other Indebtedness of the Company or any other Restricted Subsidiary has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary.

         Limitation on Sale and Leaseback Transactions. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, enter into any sale and leaseback transaction (other than with the Company or any Restricted Subsidiary) with respect to any property or assets (whether now owned or hereafter acquired), except for a sale and leaseback transaction not exceeding 365 days, unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and complies with the "-- Limitation on Sale of Assets" covenant and (ii) the Company or such Restricted Subsidiary would be entitled under the "Limitation on Indebtedness" covenant to incur any Indebtedness (with the lease obligations being treated as Indebtedness for purposes of ascertaining compliance with this covenant) in respect of such sale and leaseback transaction.

         Limitation on Subsidiary Capital Stock. The Company will not permit (a) any Restricted Subsidiary to issue, sell or transfer any Capital Stock, except for (i) Capital Stock issued or sold to, held by or transferred to the Company or a Restricted Subsidiary and (ii) any sale made in compliance with the covenant under "-- Limitation on Sale of Assets" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer be a Restricted Subsidiary, then the Investment of the Company or Restricted Subsidiary in such Person (after giving effect to such issuance or sale) would have been permitted to be made under the "-- Limitation on Restricted Payments" covenant as if made on the date of such issuance or sale. The foregoing restriction shall not apply to the ownership by directors of directors' qualifying shares of Capital Stock of any Restricted Subsidiary to the extent required by applicable law. Notwithstanding the foregoing, the Company may sell

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

all the Capital Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under "-- Limitation on Sale of Assets."

         Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in or measured by its profits to the Company or any Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make any loans or advances to the Company or any other Restricted Subsidiary or
(iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for: (a) any encumbrance or restriction pursuant to any agreement in effect on May 4, 2000; (b) any encumbrance or restriction with respect to a Restricted Subsidiary that was not a Restricted Subsidiary on May 4, 2000 in existence at the time such Person becomes a Restricted Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary; (c) any encumbrance or restriction under the Indenture, the 2000 Indenture, the Notes and the Existing Notes; (d) any encumbrance or restriction under Purchase Money Obligations and Capital Lease Obligations in the ordinary course of business that impose restrictions with respect only to the property the subject thereof of the nature described in clause (b) on the property so acquired; (e) any encumbrance or restriction (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (iii) contained in security agreements or mortgages securing Indebtedness to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; (f) contracts for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (g) restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business; (h) any customary encumbrances or restrictions created under any agreement with respect to Indebtedness permitted to be incurred subsequent to May 4, 2000 pursuant to the provisions of the covenant described under the caption "-- Limitation on Indebtedness" or the equivalent covenant in the 2000 Indenture (which encumbrances and restrictions are not more restrictive than those contained in the Senior Credit Facilities on May 4, 2000); (i) any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Company or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other assistance provided to the Company or any of its Restricted Subsidiaries by such governmental authority; (j) with respect to clauses (ii), (iii) and (iv), customary provisions in joint venture agreements; and (k) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) through (j), or in this clause (k), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

         Limitation on Activities of the Issuer and Finco. (a) The Company shall cause the Issuer to remain a Wholly Owned Restricted Subsidiary and will not permit the Issuer to consolidate with or merge with or into any other Person, provided that nothing in the Indenture shall limit a voluntary dissolution of the Issuer or merger of the Issuer into the Company or a Senior Guarantor solely for the purposes of permitting the Company or a Senior Guarantor to assume all obligations in respect of the Notes as if it were the direct obligor with respect thereto and in which all assets of the Issuer are transferred to the Company or a Senior Guarantor and no material payment or distribution is made to creditors, provided further, however, that any such transaction shall not be permitted unless, at the time of such transaction and after giving effect thereto:

                  (i) if the Company or another Senior Guarantor is the successor to the Issuer as a result of such transaction, the Company or such Senior Guarantor expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture and the Notes and the Indenture remain in full force and effect as so supplemented;

                  (ii) at the time of the transaction, each Guarantor will have by supplemental indenture confirmed its Guarantee; and

                  (iii) at the time of the transaction, the Company will have delivered, or caused to be delivered, to the Trustee, at the request of the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of independent counsel, each to the effect that such transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

         (b) Notwithstanding anything contained in the Indenture to the contrary, the Issuer will not engage in any business activity or undertake any other activity, except (i) any activity relating to (A) the offering, sale or issuance of the Notes or other Indebtedness permitted by the Indenture or (B) the lending or otherwise advancing the proceeds thereof to the Company or any Restricted Subsidiary and (C) any other activities in connection therewith and
(ii) any activity not prohibited by the 2000 Indenture as of May 4, 2000.

         (c) The Company and its Restricted Subsidiaries shall not transfer any assets, other than cash, to Finco unless Finco becomes a Subordinated Guarantor.

         Limitation on Senior Subordinated Indebtedness for Subordinated Guarantors. The Company will not permit or cause any Subordinated Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness (other than Indebtedness incurred pursuant to clause (v) of the second paragraph of the covenant "-- Limitation on Indebtedness") that is subordinate in right of payment to any Indebtedness of such Subordinated Guarantor unless such Indebtedness is also pari passu with the Guarantee of such Subordinated Guarantor or subordinated in right of payment to such Guarantee at least to the same extent as such Guarantee is subordinated in right of payment to the Guarantor Senior Indebtedness as set forth in the Indenture.

         Limitation on Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

                  (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

                  (b) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the covenant "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the greater of (1) the net book value of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Company's board of directors;

                  (c) the Company would be permitted under the Indenture to incur L1.00 of additional Indebtedness (other than PermiTted Indebtedness) pursuant to the covenant described under "Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation);

                  (d) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary;

                  (e) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

                  (f) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are not substantially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

         In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

         The Indenture will also provide that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time (x) provide credit support for, or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, except, in the case of clause (x) or (y), to the extent permitted under the covenant "-- Limitation on Restricted Payments." For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

         The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

                  (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

                  (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

                  (c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur L1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the coveNant described under "-- Limitation on Indebtedness."

         All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

         Provision of Financial Statements: Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company (or, in the absence of the Company, the Issuer) will, to the extent permitted under the Exchange Act, file with the Commission (unless the Commission will not accept such filing) the annual reports, quarterly reports and other documents which it would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if it were so subject, provided that quarterly filings (which shall contain substantially the same information as required by a Form 10-Q and reconciliations of net income and shareholders' equity to US GAAP shall be filed with the Commission within 60 days following the end of the first three fiscal quarters of each fiscal year and a Form 20-F shall be filed with the Commission within 120 days following the end of each fiscal year (each of the above, the "Required Filing Date"), provided, further, that any such annual reports and quarterly reports shall contain: earnings before interest, taxes, depreciation and amortization; capital expenditures; depreciation and amortization; and income (loss) from operations in US GAAP and provided, further, that it should file (as promptly as practicable) on Form 6-K information required on Form 8-K if it were required to file such reports.

         The Company (or, in the absence of the Company, the Issuer) will also in any event (x) within 15 days of each Required Filing Date file with the Trustee copies of such annual reports, quarterly reports and other documents which the

Company (or, in the absence of the Company, the Issuer) is required to file with the Commission pursuant to the preceding sentence if permitted to make such filings and (y) if filing such documents with the Commission is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents to any prospective holder at the Company's or the Issuer's cost.

         If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company (or, in the absence of the Company, the Issuer) were subject to Section 13(a) or 15(d) of the Exchange Act, the Company or the Issuer shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture.

         Listing. The Issuer has applied to list the Notes offered hereby for trading on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. The Issuer will use its reasonable efforts to obtain the listing of the Notes offered hereby as promptly as practicable and to maintain the listing of the Notes on the Luxembourg Stock Exchange or another Recognized Stock Exchange.

         Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium, any Additional Amounts and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

         The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons, unless at the time of the transaction and after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or any EU state which was a member of the EU on May 4, 2000 and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, its Guarantee and the Indenture, as the case may be, the Notes, its Guarantee and the Indenture will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity's obligations); (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur L1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisionS of "-- Certain Covenants -- Limitation on Indebtedness"; (iv) at the time of the transaction, the Issuer and each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed the Notes or that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; and (v) at the time of the transaction, the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of independent counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

         Each Guarantor (other than the Company) will not and the Company will not permit a Guarantor (other than the Company) to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any other Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or any other Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than, the Company or any other Guarantor), unless at the time and after giving effect thereto (i) either (a) the Guarantor will be the continuing corporation in the case of a consolidation or merger involving the Guarantor, or (b) the Person (if other than the Guarantor ) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Guarantor Entity") will be a corporation duly organized and validly existing under the laws of the United Kingdom, the United States of America, any state thereof or the District of Columbia or any EU state which was a member of the EU as of May 4, 2000 and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Notes, its Guarantee of the Notes and the Indenture, as the case may be, and the Notes, its Guarantee and the Indenture, as the case may be, will remain in full force and effect,
(ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and (iii) at the time of the transaction such Guarantor or the Surviving Guarantor Entity, as the case may be, will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with paragraph (b) under the provisions of "Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries."

         In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company, or any Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or any Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be.

EVENTS OF DEFAULT

         An Event of Default will occur under the Indenture if:

                  (i) there shall be a default in the payment of any interest or Additional Amounts on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

                  (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

                  (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Issuer or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii) or in clause (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Issuer and the Company by the Trustee or (y) to the Issuer, the Company and the Trustee by the holders of the aggregate principal amount of Notes that, when taken together with the aggregate principal amount of Existing Notes held by holders of such Existing notes giving written notice under the corresponding provision of the 2000 Indenture, shall be at least 25% in aggregate principal amount of the Notes and the Existing Notes then outstanding, taken together as a single class; (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets"; (c) the Issuer and the Company shall have failed to make or consummate an Offer in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets"; or (d) the Issuer and the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Purchase of Notes Upon a Change of Control";

                  (iv) (a) any default in the payment of the principal, premium, if any, or interest on any Indebtedness shall have occurred under any of the agreements, indentures or instruments under which the Issuer, any Guarantor or any Significant Restricted Subsidiary then has outstanding Indebtedness in excess of L10 million when the same shall become due and payable in full and Such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause
         (a) of this clause (iv) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

                  (v) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Issuer not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

                  (vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of L10 million, either individually or in the aggregate, shall be rendered against the Issuer, any Guarantor or any Significant Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

                  (vii) any holder or holders of at least L10 million in aggregate principal amount of Indebtedness of the Issuer, any GuaraNtor or any Significant Restricted Subsidiary after a default under such Indebtedness shall notify the Trustee (in writing (which may be made via facsimile) and mailed, first-class postage prepaid, or delivered by recognized overnight courier, to the Trustee at its Corporate Trust Office, 101 Barclay Street, NY NY 10286 (facsimile +1-212-571-3050),
         Attention: Corporate Trust Administration) of the intended sale or disposition of any assets of the Issuer, any Guarantor or any Significant Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off, distress, execution or other similar process, including the appointment of a receiver, administrative receiver, manager or similar officer), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Issuer, any Guarantor or any Significant Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

                  (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Issuer, any Guarantor or any Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or
         (b) a decree or order adjudging the Issuer, any Guarantor or any Significant Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer, any Guarantor or any Significant Restricted Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, any Guarantor or any Significant Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order or appointment pursuant to any Bankruptcy law for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 30 consecutive days; or

                  (ix) (a) the Issuer, any Guarantor or any Significant Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Issuer, any Guarantor or any Significant Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer, such Guarantor or such Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Issuer, any Guarantor or any Significant Restricted Subsidiary files a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy law, (d) the Issuer, any Guarantor or any Significant Restricted Subsidiary (I) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar of official of the Issuer, any Guarantor or such Significant Restricted Subsidiary or of any substantial part of their respective properties, (II) makes an assignment for the benefit of creditors or (III) admits in writing its inability to pay its debts generally as they become due or (e) the Issuer, any Guarantor or any Significant Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix).

         If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of the aggregate principal amount of Notes that, when taken together with the aggregate principal amount of Existing Notes held by holders of such Existing Notes making a declaration under the corresponding provision of the 2000 Indenture, shall be not less than 25% in aggregate principal amount of the Notes and the Existing Notes then outstanding, taken together as a single class, may, and the Trustee at the written request of such holders shall, declare all unpaid principal of, premium, if any, any Additional Amounts and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Issuer and the Company (and to the Trustee if given by the holders of the Notes) (a "declaration of acceleration") and upon any such declaration, such principal, premium, if any, any Additional Amounts and interest shall become due and payable immediately. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with any Additional Amounts and accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

         After a declaration of acceleration with respect to the Notes, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Issuer, the Company and the Trustee may rescind and annul such declaration and its consequences if (a) the Issuer or the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid by or owed to the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest and Additional Amounts on all Notes then outstanding, (iii) the principal of and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and any Additional Amounts and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default (i) in the payment of the principal of, premium, if any, any Additional Amounts or interest on any Note (which may only be waived with the consent of each holder of Notes affected) or (ii) in respect of a covenant or provision which under the

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Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

         No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of the aggregate principal amount of Notes that, when taken together with the aggregate principal amount of Existing Notes held by holders of such Existing Notes making a request under the corresponding provision of the 2000 Indenture, shall be at least 25% in aggregate principal amount of the Notes and the Existing Notes then outstanding, taken together as a single class, have made written request, and offered indemnity satisfactory to the Trustee, to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, during such 15-day period, has not received directions inconsistent with such written request from holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, and any Additional Amounts or interest on such Note on or after the respective due dates expressed in such Note.

         The Issuer and the Company are required to notify the Trustee within five business days of the occurrence of any Default. The Issuer and the Company are required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

         The Issuer or the Company may, at its option and at any time, elect to have the obligations of the Issuer, the Guarantors and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Issuer, any Guarantors and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, any Additional Amounts and interest on such Notes when such payments are due, (ii) the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Issuer or the Company may, at its option and at any time, elect to have the obligations of the Issuer and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either defeasance or covenant defeasance, (i) the Issuer or the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in Euro, European Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants or an internationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, any Additional Amounts and interest on the outstanding Notes on the Stated Maturity (or on any date after May 15, 2005 (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Issuer or the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date); (ii) in the case of defeasance, the Issuer or the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable US federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the

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United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for US federal income tax purposes as a result of such deposit and defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (iii) in the case of covenant defeasance, the Issuer or the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for US federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; (iv) the Issuer and the Company shall have delivered to the Trustee opinions of independent counsel in the UK and the jurisdiction of any Taxing Authority to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for income tax purposes as a result of such deposit and defeasance or covenant defeasance and will be subject to income taxes on the same amounts and in the same manner at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred and payments will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of the UK and such jurisdiction or any political subdivision thereof having the power to tax, (v) no Default or Event of Default (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) or (ix) under the first paragraph under "Events of Default" are concerned, at any time during the period ending on the 180th day after the date of deposit; (vi) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Issuer or any Guarantor;
(vii) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Issuer, any Guarantor or any Restricted Subsidiary is a party or by which it is bound; (viii) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the US Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (ix) the Issuer or the Company will have delivered to the Trustee opinions of independent counsel in the United States, the United Kingdom or any successor jurisdiction of the Issuer or any Guarantor to the effect that after the 180th day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (x) the Issuer or the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuer or the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Issuer or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or any Guarantor or others; (xi) no event or condition shall exist that would prevent the Issuer or the Company from making payments of the principal of, premium, if any, any Additional Amounts and interest on the Notes on the date of such deposit or at any time ending on the 180th day after the date of such deposit; and (xii) the Issuer or the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

         The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Issuer or the Company and thereafter repaid to the Issuer or the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Issuer; and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in Euro or European Government Obligations sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including the principal of, premium, if any, any Additional

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Amounts and accrued interest on, such Notes at such Maturity, Stated Maturity or redemption date; (b) the Issuer or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Issuer and any Guarantor; and
(c) the Issuer or the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Issuer, any Guarantor or any Subsidiary is a party or by which the Issuer, any Guarantor or any Subsidiary is bound.

MODIFICATIONS AND AMENDMENTS

         Modifications and amendments of the Indenture, the Intercreditor Agreement and the Intercompany Note may be made by the Issuer, each Guarantor and the Trustee (and, in the case of the Intercreditor Agreement and the Intercompany Note, certain parties to the Bank Credit Agreement) with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of any Additional Amounts or interest on, or change to an earlier date the time at which any Note may be redeemed, or waive a default in the payment of the principal of, premium, if any, any Additional Amounts or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or any Additional Amounts or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Issuer or the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "Certain Covenants -- Limitation on Sale of Assets" or the obligation of the Issuer or the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "Purchase of Notes Upon a Change of Control," including, in each case, amending, changing or modifying any definitions related thereto; (iii) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to the supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Issuer or any Guarantor of any of its rights and obligations under the Indenture; (vi) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of the Issuer or which subordinates the Guarantee of the Company in right of payment to any other Indebtedness of the Company; (vii) make any change to the provisions of the Indenture or the Intercreditor Agreement described under the captions "Guarantees of the Notes," "Ranking of Notes, Senior Guarantees and Subordinated Guarantees," "Intercompany Note" or "Intercreditor Agreement" or any other provisions of the Indenture affecting the ranking of the Notes, in each case in a manner that adversely affects the rights of the holders of the Notes; (viii) make any change in the provisions of the Indenture described under "Payment of Additional Amounts" that adversely affects the rights of the holder of the Notes or amend the terms of the Notes or the Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuer agrees to pay Additional Amounts (if any) in respect thereof in the supplemental indenture; or (ix) except as permitted by the Indenture, release the Company's Guarantee or any other Guarantee.

         Notwithstanding the foregoing, without the consent of any holders of the Notes, the Issuer, the Guarantors, any other obligor under the Notes and the Trustee (and, in the case of the Intercreditor Agreement and the Intercompany Note, certain parties to the Bank Credit Agreement) may modify or amend the Indenture, any Guarantee, the Intercreditor Agreement and the Intercompany Note:
(a) to evidence the succession of another Person to the Issuer or any Guarantor, and the assumption by any such successor of the covenants of the Issuer or such Guarantor in the Indenture and in the

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Notes and in any Guarantee in accordance with "Consolidation, Merger, Sale of
Assets"; (b) to add to the covenants of the Issuer, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee or in the Intercompany Note or the Intercreditor Agreement which may be defective or inconsistent with any other provision in the Indenture or in any supplemental indenture, the Notes or any Guarantee or in the Intercompany Note or the Intercreditor Agreement or to make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee or in the Intercompany Note or the Intercreditor Agreement; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Issuer's or any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise; or (h) to provide for the issuance of Additional Securities in accordance with the Indenture.

         The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

GOVERNING LAW

         The Indenture, the Notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

CONSENT TO JURISDICTION AND SERVICE

         The Indenture provides that the Issuer and each Guarantor will appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Guarantees and for actions brought under US federal or state securities laws brought in any Federal or state court located in the City of New York and will submit to such jurisdiction.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

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         "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary, (ii) assumed in connection with the acquisition of assets from such Person or (iii) at the time it merges or consolidates with the Company or any Restricted Subsidiary, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person, the date the acquired Person becomes a Restricted Subsidiary or at the time of such merger or consolidation, as the case may be.

         "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or
(iii) any other Person 5% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares); (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or
(iii) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (A) that is governed by the provisions described under "Consolidation, Merger, Sale of Assets," (B) that is by the Company to any Wholly Owned Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indenture, (C) that is of obsolete equipment in the ordinary course of business,
(D) the Fair Market Value of which in the aggregate does not exceed L1 million in any transaction or series of related transactions, (E) that is a Restricted Payment permitted by the covenant under the caption "Limitation on Restricted Payments" or (F) in connection with granting Permitted Liens.

         "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

         "Bank Credit Agreement" means that certain Facility Agreement made on October 3, 1999 by and among the Company and certain of its subsidiaries, as borrowers and/or guarantors, and Deutsche Bank AG, acting through its London Branch, and Merrill Lynch International, as Joint Lead Arrangers and Original Banks, and all documentation relating thereto, including notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement, as such documentation, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time under one or more credit facilities (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

         "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law, UK, or other foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

         "Blockage Notice" has the meaning set forth under "Payment Blockage When Indebtedness Under the Senior Credit Facilities is in Default."

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         "Capital Lease Obligation" of any Person means any obligation of such
Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

         "Capital Stock" of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

         "Change of Control" means the occurrence of any of the following events: (i) prior to the consummation of the initial Public Equity Offering, any event the result of which is that the Permitted Holders are or become the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of less than 50% of the total outstanding Voting Stock of the Company; (ii) on and after the consummation of the initial Public Equity Offering, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the Company and Permitted Holders do not beneficially own a larger percentage of such Voting Stock than such Person; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iv) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "-- Certain Covenants -- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "-- Certain Covenants -- Limitation on Restricted Payments") and (B) immediately after such transaction, no "person" or "group," other than Permitted Holders, is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the surviving corporation; (v) the Issuer or any Guarantor is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger, Sale of Assets" and "Limitation on Activities of the Issuer and Finco" or (vi) except in connection with a merger of the Company and the Issuer, the Company ceases to own directly or indirectly all of the Capital Stock of the Issuer. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

         "Commission" means the US Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the

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duties now assigned to it under the Securities Act, Exchange Act and Trust
Indenture Act then the body performing such duties at such time.

         "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

         "Company" means Lucite International Group Holdings Limited, a corporation incorporated under the laws of England and Wales, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

         "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense, Consolidated Non-cash Charges and Specified Exceptional Items for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all noncash items increasing Consolidated Net Income for such period and less all cash payments, other than Specified Exceptional Items, during such period relating to noncash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to (b) the sum of Consolidated Interest Expense for such period and cash and noncash dividends paid on any Preferred Stock of such Person during such period, in each case after giving pro forma effect to (i) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate and
(ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

         "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state and, local income taxes of the US, UK or any other jurisdiction of such Person and its consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

         "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and (v) accrued interest, plus (b)
(i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted

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Subsidiaries during such period and (ii) all capitalized interest of such Person and its Restricted Subsidiaries plus (c) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under clause (a)(iv) above, whether or not paid by such Person or its Restricted Subsidiaries; provided that foreign exchange gains and losses arising on external debt shall not be included in such calculation.

         "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders other than by encumbrances which are permitted by clauses (a), (d) or (h) of the covenant "-- Limitation on Dividend and other Payment Restrictions Affecting Subsidiaries,"
(vii) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture or (viii) any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person.

         "Consolidated Non-cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

         "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

         "Currency Hedging Agreements" means one or more of the following agreements: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Designated Senior Debt" means (1) any Indebtedness outstanding under the Bank Credit Agreement and (2) any other Guarantor Senior Indebtedness permitted under the Indenture the outstanding principal amount of which is L25 million or more and that has Been designated by the Issuer as "Designated Senior Debt."

         "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

         "Enforcement Action" means, with respect to any Indebtedness, any action whatsoever taken by a creditor or creditors or agent or trustee on its or their behalf against the Company or any Subsidiary to:

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         (a) demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of any such Indebtedness;

         (b) recover all or any part of the Indebtedness (including, without limitation, by exercising any rights of set-off or combination of accounts);

         (c) exercise or enforce or require any agent or trustees to exercise or enforce any rights under or pursuant to the provisions of any guarantee granted by the Company or any Subsidiary in relation to all or any part of such Indebtedness or any rights or security granted pursuant to any security documents or other security interest;

         (d) petition for (or take any other steps or action which may lead to) an Insolvency Event (as defined in the Intercreditor Agreement in effect on the date of the Indenture) in relation to the Company or any Subsidiary; or

         (e) commence legal proceedings against the Company or any Subsidiary.

Notwithstanding the foregoing, Enforcement Action shall not include:

         (1) taking any action necessary to preserve the validity and existence of their claims for the full amounts due to them under the Subordinated Guarantees provided that such action shall not include any of the actions described under paragraphs (a) to (d) above;

         (2) (to the extent entitled by law) taking action against any creditor or creditors of the Company or Subsidiary, agent, trustee or receiver acting on behalf of such creditors to challenge the basis on which any sale or disposal is to take place pursuant to powers granted to such persons under any security documentation; or

         (3) bringing legal proceedings against any person in connection with any securities law violation or common law fraud.

         "Excess Proceeds" has the meaning set forth under "Limitation on Sale of Assets."

         "Exchange Act" means the US Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

         "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

         "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United Kingdom, consistently applied, in effect from time to time.

         "Guarantee" means the guarantee by any Guarantor of the Issuer's Indenture Obligations.

         "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth,

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

solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

         "Guarantor" means each Senior Guarantor and each Subordinated Guarantor named herein and any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "Limitation on Issuance of Guarantees of Indebtedness by Restricted Subsidiaries" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

         "Guarantor Senior Indebtedness" means with respect to any Subordinated Guarantor, the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any Bankruptcy Law) on any Indebtedness of such Subordinated Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to such Subordinated Guarantor's Guarantee of the Notes. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes or the Guarantees, (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Person, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code or similar laws in other jurisdictions, is without recourse to such Person, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for taxes owed or owing by such Person to the extent such liability constitutes Indebtedness, (vi) Indebtedness of such Person to a Subsidiary or any other Affiliate of such Person or any of such Affiliate's Subsidiaries, (vii) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the such Person, and amounts owed by such Person for compensation to employees or services rendered to such Person, (viii) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and (ix) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness of the Company or any of its Restricted Subsidiaries.

         "Hedging Obligations" means with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements.

         "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money or for the principal component of all obligations of such Person to pay the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities, (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence) (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person, (v) all Capital Lease Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

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

(provided, however, that the amount of such indebtedness will be the lesser of (a) the Fair Market Value of such asset at the date of determination and (b) the amount of such Indebtedness of such other Person), (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) Preferred Stock of any Restricted Subsidiary or any Guarantor and (x) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

         "Indenture Obligations" means the obligations of the Issuer and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, any Additional Amounts and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

         "Interest Rate Agreements" means one or more of the following agreements: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

         "Investment" means, with respect to any Person, directly or indirectly, any advance (other than advances to customers in the ordinary course of business), loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that:

                  1. Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture; and

                  2. endorsements of negotiable instruments and documents in the ordinary course of business;

shall in each case not be deemed to be an Investment.

         For purposes of "Certain Covenants--Limitation on Restricted
Payments,"

                  1. "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

                  2. any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

         "Issue Date" means the original issue date of the Notes under the Indenture.

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

         "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement and any leases in the nature thereof), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

         "Maturity" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

         "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiaries) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiaries as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiaries as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees (including placement agents' fees, listing fees, or other discounts and commissions) and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Pari Passu Indebtedness" means (a) any Indebtedness of the Issuer that is pari passu in right of payment to the Notes including the Existing Notes and
(b) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee.

         "Permitted Holders" means (i) Charterhouse Development Capital Holdings Limited, Charterhouse General Partners VI Limited, Fund Nominees Ltd., Murray Johnstone Limited, Ineos Capital Limited, James A. Ratcliffe, Andrew Currie, John Reece, Tony Verrijckt, William Madden, (ii) any fund managed by either (a) Murray Johnstone Limited, (b) Charterhouse General Partners VI Limited or (c) any Person directly or indirectly controlled by, controlling or under common control with Murray Johnstone Limited or Charterhouse General Partners VI Limited, (iii) each investor in any such fund or funds in its capacity both as a fund investor or as a co-investor with such fund or funds, (iv) trusts for the benefit of such Persons or the spouses, issue, parents or other relatives of such individual Persons, (v) entities controlling or controlled by such Persons,
(vi) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person and (vii) employee benefit trusts for employees of the Company or any of its subsidiaries pursuant to an employee share plan.

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         "Permitted Indebtedness" has the meaning set forth under "Limitation on
Indebtedness."

         "Permitted Investment" means (i) Investments in any Restricted Subsidiary (including the purchase of Capital Stock of any Restricted Subsidiary from a Person other than an Affiliate of the Company) or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described under clauses
(iv), (v) and (vi) of the definition of "Permitted Indebtedness"; (iii) Investments in any of the Notes; (iv) cash and Temporary Cash Investments; (v) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "-- Certain Covenants -- Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) Investments in existence on the date of the Indenture;
(vii) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (viii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (ix) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary not to exceed L2 million at any one time outstanding; (x) stOck, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; (xi) Hedging Obligations, which transactions or obligations are incurred in compliance with "-- Certain Covenants -- Limitation on Indebtedness"; and
(xii) Investments in joint ventures or similar entities that are not Restricted Subsidiaries and are primarily engaged in a chemicals business not to exceed L 20 million in the aggregate outstanding at any one time. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's Board of Directors) at the time of Investment.

         "Permitted Junior Securities" means (1) share capital of Lucite Holdings or (2) debt securities of Lucite Holdings or any other Subordinated Guarantor that are subordinated to all of the Designated Senior Debt to substantially the same extent as, or to a greater extent than, the Subordinated Guarantees are subordinated to the Designated Senior Debt pursuant to the Indenture.

         "Permitted Lien" means:

         (a) any Lien existing as of May 4, 2000;

             (b) any Lien arising by reason of (1) any judgment, decree or order of any court, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business; (2) taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance (including general liability exposure of the Company and its Restricted Subsidiaries); (4) good faith deposits in connection with tenders, bids, leases and contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or (7) operation of law in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business

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         for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

                  (c) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary;

                  (d) any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord's liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Restricted Subsidiary;

                  (e) any Lien securing Indebtedness permitted to be incurred under Hedging Obligations;

                  (f) any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred in accordance with the Indenture (including clause (viii) of the definition of Permitted Indebtedness) and which are incurred or assumed solely in connection with the acquisition, development or construction of real or personal, moveable or immovable property within 180 days of such incurrence or assumption; provided that such Liens only extend to such acquired, developed or constructed property, such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto, and the incurrence of such Indebtedness is permitted by the "Limitation on Indebtedness" covenant;

                  (g) any Lien securing the Senior Credit Facilities permitted by Clause (i) of the definition of "Permitted Indebtedness," except any Lien on Capital Stock or assets of the Company and the Capital Stock of direct Restricted Subsidiaries of the Company;

                  (h) any Lien securing Indebtedness of any Subordinated Guarantor or any Restricted Subsidiary of any Subordinated Guarantor (which is not a Guarantor of the Notes) to the extent such Indebtedness is not subordinated to any other Indebtedness of such Subordinated Guarantor or Restricted Subsidiary;

         (i)Liens in favor of the Company or any Guarantor;

                  (j) Liens arising solely by virtue of any banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

                  (k) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

                  (l) (x) mortgages, liens, security interests, restrictions, encumbrances or any other matters or record that have been placed by any developer, landlord or other third party on property over which the Company or any Guarantor has easement rights or on any real property leased by the Company or any Guarantor and subordination or similar agreements relating thereto and (y) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

                  (m) any provision for the retention of title to any asset by the vendor or transferor of such asset which asset is acquired by the Company or any Guarantor in a transaction entered into the ordinary course of business of the Company or such Guarantor and for which kind of transaction it is normal market practice for such retention of title provision to be included;

                  (n) Liens that secure Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of,

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         such Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

                  (o) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; and

                  (p) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o) provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

         "Public Equity Offering" means an underwritten public offering of ordinary shares (other than Redeemable Capital Stock) of the Company or a parent company of the Company with gross proceeds to the Company or such parent company of at least L50 million And, with respect to offerings by a parent company, pursuant to which the net cash proceeds are contributed to the Company in the form of a subscription for, or a capital contribution in respect of, Qualified Capital Stock.

         "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased by the Company or any Restricted Subsidiary at any time after the Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company or any Restricted Subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

         "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

         "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

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         "Representative" means any agent, trustee or other such representative of the lenders of the Designated Senior Debt, provided that there shall be only one Representative designated for all Designated Senior Debt and such Representative shall be designated by the lenders under the Bank Credit Agreement so long as any obligations remain outstanding thereunder.

         "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the board of directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "Certain Covenants -- Limitation on Unrestricted Subsidiaries."

         "Securities Act" means the US Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

         "Senior Credit Facilities" means the credit facilities made available pursuant to any Bank Credit Agreement.

         "Senior Guarantee" means a guarantee by a Senior Guarantor of the Issuer's Indenture Obligations on a senior basis.

         "Senior Guarantors" means the Company, Lucite Investment and any other Subsidiary that is required after the date of the Indenture to execute a Senior Guarantee of the Notes pursuant to the "Limitation on Issuance of Guarantees of Indebtedness by Restricted Subsidiaries" covenant of the Indenture until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

         "Significant Restricted Subsidiary" means, at the date of determination, any Restricted Subsidiary that together with its Restricted Subsidiaries (i) for the most recent fiscal year, accounted for more than 10% of the Consolidated revenues of the Company or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the Consolidated assets of the Company.

         "Specified Affiliate Payments" means:

                  (1) the repurchase of any (i) Capital Stock of the Company or
         (ii) employee loan stock of the Company for a repurchase price not greater than the original purchase price paid for such loan stock, in each case held by any future, present or former employee, director or officer of the Company or any of its Restricted Subsidiaries (or their estates or beneficiaries under their estates) pursuant to any management equity subscription agreement, stock option agreement, put agreement, consulting agreement, stockholder agreement or similar agreement or employee loan stock scheme that may be in effect from time to time (or dividends from the Company to the parent of the Company to effect the same in respect of Capital Stock and employee loan stock of such parent held pursuant to any such agreement or scheme by any future, present or former employee, director or officer of the Company or any of its Restricted Subsidiaries (or their estates or beneficiaries under their estates)); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock and employee loan stock shall not exceed L2 millioN in any calendar year (with unused amounts in any calendar year, beginning with calendar year 2000, being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions pursuant to this clause (1) of L4 million in any calendar year); or

                  (2) dividends or distributions paid by the Company to the parent of the Company (a) in amounts equal to amounts required for the parent of the Company to pay (i) audit fees and expenses, (ii) directors' fees, remuneration and expenses, (iii) corporate overhead and salary or other compensation to employees allocable to the Company,
         (iv) other expenses required to maintain its corporate existence and
         (v) payments of management services and other fees pursuant to agreements in effect on the date of the Indenture, provided that the aggregate amount paid by the Company pursuant to this clause (2) shall not exceed L1.25 million in any fiscal year; or

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

                  (3) the payment of dividends or distributions, or loans, by the Company to its parent in amounts equal to amounts required by its parent to pay income or corporation taxes or VAT, but only to the extent such income or corporation taxes or VAT are attributable to the business of the Company or its Restricted Subsidiaries.

         "Specified Exceptional Items" means all non-recurring charges arising from predecessor owner allocated central management expenses, and, restructuring charges including salary costs for terminated employees, discontinued head office administrative costs and relocation costs, in each case incurred prior to the Issue Date.

         "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

         "Subordinated Guarantee" means a guarantee by a Subordinated Guarantor of the Issuer's Indenture Obligations on a senior subordinated basis.

         "Subordinated Guarantors" means Lucite Holdings and Holdco and any other Subsidiary which is a guarantor of the Notes (other than the Senior Guarantors), including any Person that is required after the date of the Indenture to execute a Subordinated Guarantee of the Notes pursuant to the "Limitation on Issuance of Guarantees of Indebtedness by Restricted Subsidiaries" covenant of the Indenture until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

         "Subordinated Indebtedness" means Indebtedness of the Issuer, the Company or another Guarantor subordinated in right of payment to the Notes or a Guarantee, as the case may be.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or
(ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

         "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, the UK, France, Germany, Japan or Switzerland, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, the UK, France, Germany or Switzerland, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System or a bank or trust company organized in any state in the EU or Japan and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any state in the EU or Japan with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iv) any money market deposit accounts issued or offered by a commercial bank organized in the United States of America or in any state in the EU or Japan having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating, at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (v) other short-term investments utilized by Subsidiaries in accordance with normal investment practices for cash management not exceeding a pound sterling equivalent amount of L1 million in aggregate principal amount outstanding at any time.

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         "Trust Indenture Act" means the US Trust Indenture Act of 1939, as amended, or any successor statute.

         "Unrestricted Subsidiary" means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "Certain Covenants -- Limitation on Unrestricted Subsidiaries."

         "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the Notes.

         "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary.

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                          BOOK-ENTRY; DELIVERY AND FORM

GENERAL

         The Series B Notes offered in this exchange offer and issued upon exchange of Existing Notes will be issued in the form of one global note in registered form without interest coupons attached. The global note will be deposited with a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream.

         Upon such issuance, Euroclear or Clearstream will credit on its book-entry registration and transfer system the participants' accounts with the interests owned by the participants. Ownership of book-entry interests is shown on, and the transfer of such interests will be effected only through, records maintained by Euroclear or Clearstream and their respective participants with respect to interests of indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair your ability to own, transfer or pledge the book-entry interests.

         All interest in the notes will be subject to the procedures and requirements of Euroclear or Clearstream.

         So long as the notes are held in global form, Euroclear and/or Clearstream, as applicable, or their respective nominees, will be considered the sole holder of such global note for all purposes under the indenture. Except as described under "-- Issuance of Definitive Registered Notes," participants or indirect participants are not entitled to have notes registered in their names. They will not receive or be entitled to receive physical delivery of notes or book-entry interests in definitive form and will not be considered the owners or holders of the notes under the indenture. Accordingly, each person owning a book-entry interest must rely on the procedures of Euroclear or Clearstream. If such person is not a participant in Euroclear or Clearstream, they must rely on the procedures of the participant in the clearing system through which such person owns its interest, to exercise any rights and remedies of a holder under the indenture. For more information see "-- Action in Respect of the Global Note and the Book-Entry Interests" below. If any definitive notes are issued to participants or indirect participants, they will be issued in registered form as described under "-- Issuance of Definitive Registered Notes."

         Although Euroclear and Clearstream have agreed to certain procedures to facilitate transfers of book-entry interests in the notes among account holders of Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures. The procedures may be discontinued at any time.

PAYMENTS ON THE GLOBAL NOTE

         Payments of any amounts owing in respect of the global note will be made by us to the common depositary or its nominee for Euroclear and Clearstream. Payments will be made in such amounts and at such times as provided in the indenture. Upon receipt of these amounts, the common depositary or its nominee will distribute these payments to their participants.

         Payments of all amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. If any such deduction or withholding is required to be made by any law or regulation of the United Kingdom or certain other jurisdictions then, to the extent described under "Description of the Notes -- Payment of Additional Amounts" above, additional amounts will be paid so that the holder of the global note or owners of book-entry interests receive the amount they would have received without the deduction or withholding. Euroclear or Clearstream, upon receipt of any payment, will immediately credit participants' accounts with payments in amounts proportionate to their ownership of book-entry interests, as shown on their records. We expect that payments by participants to owners of book-entry interests held through such participants will be governed by standing customer instructions and customary practices.

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         The provisions of the indenture treat the registered holder of the global note (e.g., Euroclear or Clearstream (or their respective nominees)) as the owner of the notes represented thereby for the purpose of receiving amounts owing in respect of the notes.

         None of the issuer, the guarantors, the trustee, or any agent of the issuer, the guarantors or the trustee will have any responsibility or liability for (i) any aspect of the records of Euroclear or Clearstream or of any participant or indirect participant relating to or payments made on account of a book-entry interest, or for maintaining or supervising or reviewing the records of Euroclear or Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest, (ii) Euroclear or Clearstream or any participant or indirect participant, or (iii) the records of the common depositary.

INFORMATION CONCERNING EUROCLEAR AND CLEARSTREAM

         We understand that the following applies to Euroclear and Clearstream:

         Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

         Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their account holders may settle trades with each other.

         Account holders in both Euroclear and Clearstream are world-wide financial institutions including securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

         An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

         Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge their interest to persons or entities that do not participate in the Euroclear or Clearstream systems, or otherwise take actions in respect of such interests, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such persons may be limited. In addition, beneficial owners of book-entry interests through Euroclear or Clearstream will receive distributions only through Euroclear or Clearstream participants.

         We understand that under existing industry practices, if either we or the trustee requests any action by you or if an owner of a book-entry interest desires to give instructions or take any action that the holder of the global note is entitled to give or take under the indenture, Euroclear or Clearstream would authorize their participants to give instructions or take this action. Any participants would authorize their participants to give instructions or take action or would otherwise act upon the instructions of the indirect participants.

REDEMPTION

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         In the event that the global note (or a portion thereof) is redeemed,
Euroclear or Clearstream, as applicable, will redeem an equal amount of book-entry interests in such global note from the amount received by it in respect of the redemption of such global note. The redemption price payable in connection with the redemption of book-entry interests will be equal to the amount received by Euroclear and Clearstream, as applicable, in connection with the redemption of the global note (or a portion thereof). We understand that under existing practices of Euroclear and Clearstream:

         - if fewer than all of the notes are to be redeemed at any time, Euroclear or Clearstream, as the case may be, will credit its participants' accounts on a proportionate basis with adjustments to prevent fractions or by lot or on any other basis as Euroclear or Clearstream deems fair and appropriate; and

         - no beneficial interests of less than E1,000 principal amount may be redeemed in part.

TRANSFERS AND TRANSFER RESTRICTIONS

         Transfers of the global note will be subject to transfer restrictions as described below under "Notice to Investors." Definitive notes in registered form will bear a legend to such effect.

         All transfers of book-entry interests are recorded in accordance with the book-entry system maintained by Euroclear or Clearstream, pursuant to customary procedures established by each respective system and its participants.

         Book-entry interests in the global notes will be subject to the restrictions on transfers and certification requirements discussed under "Notice to Investors."

ISSUANCE OF DEFINITIVE REGISTERED NOTES

         Holders of book-entry interests will receive definitive fully registered notes in euro in exchange for their holdings of book-entry interests:

                  (1) if Euroclear and Clearstream notify the issuer that they are unwilling or unable to be a clearing agency and a successor clearing system is not appointed by the issuer within 150 days; or

                  (2) at any time at the option of Lucite International Finance.

         To the extent that definitive notes are issued at the option of the issuer (as contemplated in (2)), the issuer will endeavour to ensure that definitive notes will clear through a clearing system in accordance with the rules of the Luxembourg Stock Exchange and that operates in compliance with the rules of the Luxembourg Stock Exchange. Any definitive notes issued in exchange for book-entry interests will be registered in such name or names as Euroclear and Clearstream shall instruct the trustee. It is expected that such instructions will be based upon the directions received by Euroclear or Clearstream from their respective participants with respect to ownership of book-entry interests. In no event will definitive notes in bearer form be issued.

         Such notes may be presented for registration of transfer or exchange at the offices of the Trustee and the Luxembourg Paying Agent in Luxembourg and principal thereof and interest thereon will be payable at such offices provided that interest thereon may be paid by check mailed to the registered holders of the definitive registered notes. While the global note is outstanding, holders of definitive registered notes may exchange their definitive registered notes for book-entry interests in the global note by surrendering their definitive registered notes to Euroclear or Clearstream. The amount of the book-entry interests will be increased or decreased to reflect such transfers or exchanges. Euroclear or Clearstream will request the trustee to make the appropriate adjustment to the global note or exchange such global note for a new global note in an appropriate principal amount to reflect these transfers or exchanges.

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         In addition to the foregoing, on or after the occurrence of an event of default under the indenture, holders of book-entry interests will be entitled to request and receive definitive notes in Euros. Such definitive notes will be issued to and registered in the name of, or as directed by, such person only upon the request in writing by Euroclear or Clearstream.

         Exchanges of book-entry interests for definitive notes will be made in respect of the aggregate principal amount of notes outstanding at that time at no expense to holders of book-entry interests.

         To the extent permitted by law, the issuer, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive note is registered as the absolute owner thereof. The indenture will contain provisions relating to the maintenance by a registrar of a register reflecting ownership of definitive notes, if any, and any other provisions customary for a registered debt security. Any payments in respect of a definitive note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register.

         The issuer will maintain an office outside the United States where definitive notes may be presented or surrendered for payment. For so long as the notes are listed on the Luxembourg Stock Exchange and is so required by the rules of the Luxembourg Stock Exchange, if definitive notes are issued, the issuer will appoint a person located in Luxembourg and reasonably acceptable to the trustee, as an additional paying agent and transfer agent (the "Luxembourg Paying Agent"). Dexia Banque Internationale a Luxembourg will act as the initial paying agent in Luxembourg for the notes.

         Certain holders of definitive notes may be entitled to receive a refund of withheld amounts from the UK Inland Revenue in some circumstances. In addition, if a holder receives definitive notes, other than, in certain circumstances, pursuant to its request following an event of default, such holder generally will be entitled to receive additional amounts with respect to such notes. See "Description of the Notes -- Additional Amounts."

TRANSFER AND EXCHANGE OF DEFINITIVE NOTES

         In the event that definitive notes are issued, a holder may transfer or exchange the definitive notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a holder to pay any taxes and fees required by law or permitted by the indenture. The issuer is not required to transfer or exchange any notes selected for redemption or for a period of 15 days before a selection of notes to be redeemed. In addition, transfers and exchanges of definitive notes will be subject to such procedures, which will be substantially consistent with the procedures described above with respect to the global note, as may from time to time be adopted by the issuer and the registrar. So long as the notes are listed on the Luxembourg Stock Exchange, the issuer will maintain a transfer agent and a paying agent in Luxembourg. If definitive notes are issued, the issuer will appoint the Luxembourg Paying Agent, or such other person located in Luxembourg and reasonably acceptable to the trustee, as an additional paying and transfer agent. Upon the issuance of definitive notes, holders will be able to transfer and exchange definitive notes at the Luxembourg office of such paying and transfer agent provided that all transfers and exchanges must be effected in accordance with the terms of the indenture and, among other things, be recorded in the register maintained by the registrar. In the case of a transfer in part of a definitive note, a new definitive note in respect of the balance of the principal amount of the definitive note not transferred will be delivered at the office of the registrar or relevant transfer agent, as the case may be, or (at the risk and, if mailed at the request of the transferor otherwise than by ordinary uninsured mail, at the expense of the transferor) sent by mail to the transferor.

ACTION IN RESPECT OF THE GLOBAL NOTE AND THE BOOK-ENTRY INTERESTS

         Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the book-entry interests in the global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents or waivers or the taking of any action in respect of the global note. However, if there is an event of default under the notes, Euroclear and Clearstream reserve the right to

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exchange the global note for definitive registered notes in certificated form
(as described above), and to distribute such definitive registered notes to its participants.

TRUSTEE'S POWERS

         In considering the interests of the holders of the notes, while title to the notes is registered in the name of a nominee for a clearing system, the trustee may have regard to any information provided to it by that clearing system as to the identity (either individually or by category) of its accountholders with entitlements to notes and may consider such interests as if such accountholders were the holders of the notes.

CLEARANCE THROUGH EUROCLEAR AND CLEARSTREAM

         The global note issued with respect to the notes offered hereby has been accepted for clearance by Euroclear and Clearstream under the common code 017121600. The ISIN for such global note is XS0171216004.

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                               TAX CONSIDERATIONS

                     UNITED KINGDOM TAXATION CONSIDERATIONS

         The following summary describes the material UK tax consequences of the ownership of the notes as of the date of this offering memorandum. Except where noted, it relates only to the position of persons who are the absolute beneficial owners of notes as capital assets and may not apply to certain classes of persons, such as dealers in securities or persons who are or become connected with the Issuer other than through their holding of notes to whom special rules may apply. Other than in relation to withholding tax, it deals only with persons who are resident or, in the case of individuals, resident or ordinarily resident in the UK. Furthermore, the discussion below is based upon the Issuer's understanding of current UK tax laws and UK Inland Revenue practice as of the date of this offering memorandum; such laws may be repealed, revoked or modified and such practice may change so as to result in UK tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE UK TAX CONSEQUENCES IN THE LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY OTHER RELEVANT TAX JURISDICTION. NO REPRESENTATION WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF BOOK-ENTRY INTERESTS ARE MADE IN THIS SECTION.

PAYMENTS ON THE NOTES

         The notes will constitute "quoted Eurobonds" within the meaning of section 349 of the Income and Corporation Taxes Act 1988 (the "Act") for so long as they are listed on a "recognized stock exchange" within the meaning of section 841 of the Act. The Luxembourg Stock Exchange is currently recognized by the UK Inland Revenue for these purposes. Accordingly, so long as the notes are listed on the Luxembourg Stock Exchange payments of interest on the notes may be made without withholding or deduction on account of UK income tax.

         If the notes cease to be quoted Eurobonds, an amount must be withheld from payments of interest on the notes on account of UK income tax at the "lower rate" (currently 20%), unless the holder of the notes is:

         -     subject to UK corporation tax in respect of that interest;

         - otherwise entitled to receive interest without withholding tax pursuant to section 349A(1) of the Act; or

         - resident for tax purposes in a country with which the United Kingdom has a tax treaty which reduces or eliminates the UK income tax on that interest, the conditions for relief are satisfied by the holder and the relevant forms have been filed with the UK Inland Revenue who have issued a direction permitting payments of interest on the notes to take into account relief from UK income tax under that treaty.

         Interest on the notes will constitute UK-source income for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding or deduction. However, except for any income tax deducted as described above, a holder who is not resident for tax purposes in the UK (other than some trustees) will not be liable to UK tax on interest on the notes unless the holder is chargeable to income tax or corporation tax on the profits of a branch or agency in the UK through which it carries on a trade, profession or vocation and in connection with which the interest is received or to which the notes are attributable. There are also exemptions for interest received by specified categories of agent (such as some brokers and investment managers).

         Investors in the notes should be aware that legislation is proposed to be introduced in the Finance Act 2003 which would alter the tax treatment of holders of notes who are companies that are not resident in the UK in relation to accounting periods commencing after January 1, 2003. Under this legislation, whether such a holder is subject to tax on interest with a UK source received without deduction or withholding on account of UK tax, will depend on whether that holder carries on a trade through, whether the interest is received in connection with and whether the note is attributable to

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a "permanent establishment" as defined in the Finance Act 2003. This is different from the definition of "branch or agency" which UK legislation has previously adopted. The proposed definition of "permanent establishment" excludes certain brokers and investment managers.

         The provision relating to Additional Amounts would not apply if the Inland Revenue sought to assess directly the person entitled to the relevant interest to UK tax on income. However, exemption from or reduction of such UK tax liability might be available under an applicable double taxation treaty.

         Depending on the correct legal analysis of payments made by the guarantor as a matter of UK tax law, it is possible that payments by the guarantor would be subject to withholding on account of UK tax, subject to any claim that could be made under applicable double taxation treaties.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

         In general, holders who are within the charge to UK corporation tax should be taxed on any of the E2.50 cash payments made to them in accordance with their authorised accounting treatment. Holders within the charge to UK corporation tax should not generally recognise any accounting profit ( other than the 2.50 euro cash payment) in respect of the exchange of the Existing Notes for the Series B Notes.

         For other holders who are UK taxpayers, the exchange of the Existing Notes for the Series B Notes should be treated as a conversion of securities for the purposes of section 132 of the Taxation of Chargeable Gains Act 1992. Such taxpayers will not, therefore, be treated as having made a disposal for capital gains tax purposes by virtue of having exchanged any Existing Notes for Series B Notes. Instead the Existing Notes and Series B Notes will be treated as the same asset for the purposes of capital gains tax. They will, however, be treated as making a disposal for capital gains tax purposes in respect of any 2.50 euro cash payments made to them. These disposal proceeds, however, instead of being brought within the charge to capital gains tax, should able to be set them off against the holders acquisition costs in the Series B notes. This will postpone the tax payable on the cash receipt until the disposal of the loan note.

         The tender of the Existing Notes in exchange for the Series B Notes should not result in any UK stamp duty or SDRT.

EUROPEAN UNION ("EU") SAVINGS TAX DIRECTIVE

         The Council of Economic and Finance Ministers of the European Union ("ECOFIN") has adopted a Directive regarding the taxation of savings income. Subject to a number of important conditions being met, with effect from January 1, 2005, states that are member states of the European Union ("Member States") will be required to provide to the tax or other relevant authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State. Luxembourg, Belgium and Austria can opt for a transitional period for a withholding tax system as an alternative to entering into these information exchange arrangements. The applicable withholding tax rates for Luxembourg, Belgium and Austria pursuant to the Directive are 15% with effect from January 1, 2005, 20% with effect from January 1, 2008 and 35% with effect from January 1, 2011. Any withholding tax levied pursuant to the Directive may be in addition to any domestic withholding tax levied by those Member States.

         It is anticipated that certain other countries (namely, Switzerland, Liechtenstein, Monaco, Andorra and San Marino) and certain dependent and associated territories of the United Kingdom and the Netherlands (including the Channel Islands, the Isle of Man, and dependent or associated territories in the Caribbean) may agree to adopt measures regarding the taxation of savings income which are comparable with those contained in the Directive.

UK CORPORATION TAX PAYERS

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         In general, holders who are within the charge to UK Corporation tax will be charged to tax as income on all profits and gains arising from returns on and fluctuations in value of the notes broadly in accordance with their authorized accounting treatment. Such a holder will generally be charged to tax, or given relief for any loss in each accounting period by reference to interest and any profits and gains (or as the case may be, losses) which, in accordance with the holder's authorized accounting method, are applicable to that period.

OTHER UK TAX PAYERS -- TAXATION OF CHARGEABLE GAINS

         The notes will not be treated by the Inland Revenue as "qualifying corporate bonds" within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. Accordingly, a disposal by a holder who is UK resident for tax purposes but who is not within the charge to UK corporation tax may give rise to a chargeable gain or an allowable loss for the purposes of the UK taxation of chargeable gains.

         It should be noted that to calculate any chargeable gain arising on a transfer of a note, sterling values are compared at acquisition and disposal. Accordingly, a chargeable gain may arise on disposal even where the foreign currency amount obtained is less than, or equal to, the foreign currency paid to acquire the note.

OTHER UK TAX PAYERS -- ACCRUED INCOME SCHEME

         On a transfer of notes by a holder, any interest which has accrued since the last interest payment date may be chargeable to tax as income of that holder under the rules of the accrued income scheme as set out in Chapter II of
Part XVII of the Act. A mechanism exists entitling holders to whom notes have been transferred and who receive interest paid on those notes to relief in respect of amounts charged as income on the previous holder of the notes under the accrued income scheme.

STAMP DUTY AND SDRT

         No UK stamp duty or SDRT is payable on the issue or transfer of the notes, provided that any rights to interest on the notes do not exceed a reasonable commercial return on the nominal amount of the notes for purposes of
Section 79(6)(a) of the Finance Act 1986.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

               The following summary describes the material US federal income tax consequences for beneficial owners of the notes that are US holders (as defined below) as of the date hereof. The discussion set forth below is applicable to US holders (as defined below) (1) who are residents of the US for purposes of the current Income Tax Convention between the US and the UK (the "Treaty"), (2) whose notes are not, for purposes of the Treaty, effectively connected with a permanent establishment in the UK and (3) who otherwise qualify for the full benefits of the Treaty.

               As used below, a US holder means a beneficial owner of a note that is any of the following for US federal income tax purposes:

         -     a citizen or resident of the US;

         - a corporation or partnership created or organized in or under the laws of the US or any political subdivision of the US;

         - an estate the income of which is subject to US federal income taxation regardless of its source; or

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         -     a trust if (1) it is subject to the primary supervision of a court within the US and one or more US persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a US person.

         This summary is based on current law, which is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the US federal income tax consequences applicable to a US holder in light of such holder's particular circumstances. In addition, it does not represent a detailed description of the US federal income tax consequences applicable to a US holder that is subject to special treatment under the US federal income tax laws, including a US holder that is:

         -     - a dealer in securities or currencies;

         -     - a financial institution;

         -     - a regulated investment company;

         -     - a real estate investment trust;

         -     - an insurance company;

         -     - a tax exempt organization;

         -     - a grantor trust;

         - - a person holding the notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

         - - a trader in securities that has elected the mark-to-market method of accounting for their securities;

         -     - a person liable for alternative minimum tax; or

         -     - a US person whose "functional currency" is not the dollar.

         This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Further, this discussion assumes that a US holder will hold the notes as a "capital asset" as defined under the Code and that the notes are properly characterized as debt for US federal income tax purposes.

         If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the notes should consult their tax advisors.

US HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR US FEDERAL INCOME TAX CONSEQUENCES TO THEM RESULTING FROM OWNERSHIP OF THE NOTES, AS WELL AS THE CONSEQUENCES TO A US HOLDER ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Exchange Offer

         A US holder will not recognize any taxable gain or loss on the exchange of a note for an exchange note in the Exchange Offer as described under "Exchange Offer". The US holder's holding period for the exchange note will include

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its holding period for the note, and the US holder's tax basis in the exchange note immediately after the exchange will equal its tax basis in the note immediately before the exchange.

Payments of Interest

         Interest on a note will generally be taxable to a US Holder as ordinary income at the time it is paid or accrued in accordance with the US Holder's method of accounting for United States federal income tax purposes. Interest income on a note generally will constitute foreign source income and generally will be considered "passive" income or "financial services" income, which is treated separately from other types of income in computing the foreign tax credit allowable to US Holders under United States federal income tax laws.

         Cash basis US Holders will be required to include in income the US dollar value of the amount received, determined by translating such amount into US dollars at the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into US dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

         Accrual basis US Holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods. Under the first method, the US Holder will be required to include in income for each taxable year the US dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, an accrual basis holder may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. Upon receipt of an interest payment on such note (including amounts received upon the disposition of a note attributable to accrued but unpaid interest), such US Holder will recognize ordinary income or loss in an amount equal to the difference between the US dollar value of such payment (determined by translating the euro received at the spot rate for the euro in effect on the date received) and the US dollar value of the interest income that such US Holder has previously included in income with respect to such payment.

Market Discount

         If a US holder purchases the notes for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for US federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a US holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that such US holder has not previously included in income and is treated as having accrued on the notes at the time of its payment or disposition. In addition, a US holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a US holder elects to accrue on a constant interest method. A US holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. US holders should consult their tax advisors before making this election.

         The amount of market discount on notes includible in income generally will be determined by translating the market discount determined in euro into dollars at the spot rate on the date the note is retired or otherwise disposed of. If a US holder has elected to accrue market discount currently, the amount which accrues is determined in euro and is then translated into dollars on the basis of the average exchange rate in effect during such accrual period. A US holder will

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recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Amortizable Bond Premium

         If a US holder purchases the notes for an amount in excess of the sum of all amounts payable on the notes after the purchase date other than interest payments, such holder will be considered to have purchased the notes at a "premium." A US holder generally may elect to amortize the premium over the remaining term of the notes on a constant yield method as an offset to interest when includible in income under such holder's regular accounting method. If a US holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of the notes. US holders should consult their tax advisors before making this election.

         Bond premium on the notes will be computed in euro. If a US holder has elected to amortize the premium, the amortizable bond premium will reduce interest income in euro. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the notes.

         If a US holder elects not to amortize bond premium, such holder must translate the bond premium computed in euro into dollars at the spot rate on the maturity date, and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange, Redemption and Retirement of Notes

         Upon the sale, exchange, redemption, retirement or other taxable disposition of the notes, a US holder will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, redemption, retirement or other disposition (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for US federal income tax purposes) and such holder's adjusted tax basis in the note. A US holder's gain or loss realized upon the sale, exchange, redemption, retirement or other disposition of the notes generally will be treated as US source income. Except with respect to market discount as described above and subject to the foreign currency rules discussed below, such gain or loss will be capital gain or loss. Capital gains of individuals with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

         If a US Holder receives euros on the sale, exchange, retirement or other disposition of the note, the amount realized generally will be based on the spot rate of the euro on the date of the sale, exchange, retirement or other disposition. However, if the notes are traded on an established securities market by a cash method taxpayer, euro paid or received are translated into dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of notes traded on an established securities market, provided that the election is applied consistently from year to year. This election cannot be changed without the consent of the IRS.

         A US holder's tax basis in the notes generally will be the dollar value of the euro amount paid for such notes determined at the time of such purchase, increased by any market discount previously included in income and reduced by any amortized premium. If a US holder purchased the notes with previously owned foreign currency, such holder will recognize ordinary exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the US holder's tax basis in such foreign currency and the fair market value of the notes in dollars on the date of purchase. If the notes are traded on an established securities market by a cash method taxpayer (or, as described above, an electing accrual method taxpayer), then euro paid or received are translated into dollars at the spot rate on the settlement date of the purchase or sale.

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         Upon the sale, exchange, redemption, retirement or other disposition of the notes, a US holder will recognize exchange gain or loss with respect to the principal amount of such notes. For these purposes, the principal amount of the notes is the purchase price for such notes calculated in euro on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the dollar value of the principal amount determined on the date of the sale, exchange, redemption, retirement or other disposition of the notes and (ii) the dollar value of the principal amount determined on the date the notes were purchased. Such exchange gain or loss will be treated as ordinary income or loss and generally will be US source gain or loss. The realization of such exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the notes.

Exchange Gain or Loss on Disposition of Euro Received with Respect to the Notes

         A US holder's tax basis in the euro received as interest on the notes will be the dollar value thereof at the spot rate in effect on the date such euro is includible in income. A US holder's tax basis in euro received on the sale, exchange, redemption, retirement or other disposition of the notes will be equal to the dollar value of the euro, determined at the time of such sale, exchange, redemption, retirement or other disposition. As discussed above, if the notes are traded on an established securities market, cash basis taxpayers (or, upon election, accrual basis taxpayers) will determine the dollar value of the euro by translating such euro received at the spot rate of exchange on the settlement date of the sale, exchange, redemption, retirement or other disposition. Accordingly, no foreign currency exchange gain or loss would result from currency fluctuations between the trade date and settlement date of a sale, exchange, redemption, retirement or other disposition.

         Any gain or loss a US holder recognizes on a sale, exchange, redemption, retirement or other disposition of the euro will be ordinary income or loss and generally will be US source gain or loss.

Disclosure Requirements

         Recently-promulgated Treasury Regulations meant to require reporting of certain tax shelter transactions ("Reportable Transactions") could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions may be characterized as Reportable Transactions including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of the notes. US holders considering the purchase of the notes should consult with their own tax advisers to determine the tax return disclosure obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

         In general, unless a US holder is an exempt recipient such as a corporation, information reporting will apply to principal and interest payments made on the notes and to the proceeds from the sale of the notes. Additionally, if a US holder fails to provide a taxpayer identification number, or in the case of interest payments, fails either to report in full dividend and interest income or to make certain certifications, such holder will be subject to backup withholding.

   ANY AMOUNTS WITHHELD UNDER THE BACKUP WITHHOLDING RULES WILL BE ALLOWED AS A REFUND OR A CREDIT AGAINST A US HOLDER'S US FEDERAL INCOME TAX LIABILITY,
      PROVIDED SUCH HOLDER FURNISHES THE REQUIRED INFORMATION TO THE IRS.

                             INDEPENDENT ACCOUNTANTS

     The financial statements as of December 31, 2002 and 2001 and for the three years then ended, incorporated by reference in this offering memorandum, have been audited by PricewaterhouseCoopers LLP and PricewaterhouseCoopers, respectively, independent accountants.

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                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual reports with and furnish certain other information to the SEC. We are incorporating by reference into this offering memorandum certain of those documents. These incorporated documents, which are obtainable free of charge at the offices of the Luxembourg Paying Agent, are:

         - Annual Report on Form 20-F of Lucite International Group Holdings Limited for the year ended December 31, 2002 filed with the SEC on April 11, 2003; and

         - Form 6-K of Lucite International Group Holdings Limited, furnished to the SEC on May 19, 2003.

         The information incorporated by reference is considered to be a part of this offering memorandum and should be read with the same care. Each document incorporated by reference is current only as of the date of that document, and the incorporation by reference of documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Information in this offering memorandum supersedes information incorporated by reference that we filed with the SEC prior to the date of this offering memorandum. Copies of the documents incorporated by reference are available upon request to us. In addition, copies of such documents may be inspected and copied at the public reference facilities of the SEC at:

                              450 Fifth Street N.W.
                                    Room 1200
                              Washington D.C. 20549

         You can also obtain copies of this material by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, copies of this material may also be obtained from the SEC's Internet site at http://www.sec.gov.

         All of the above documents will be available at the offices of the Luxembourg Paying Agent and the US Paying Agent.

                         LISTING AND GENERAL INFORMATION

         1. We have made an application to have the notes offered hereby listed on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. In connection with that application, the Articles of Association of Lucite International Finance, Lucite International Group Holdings Limited and the other guarantors and a legal notice (Notice Legale) relating to the issue of the notes will be deposited with the Registre du Commerce et des Societes a Luxembourg prior to listing. Copies of these documents can be obtained from the Chief Registrar.

         2. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange require it, copies of the Articles of Association of Lucite International Finance and the Indenture will be available at the specified office of the Paying Agent in Luxembourg referred to in paragraph 5 below. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of this Stock Exchange shall so require, copies of all audited annual financial statements of Lucite International Finance and the combined audited annual financial statements, combined quarterly financial statements and all subsequent fiscal years of financial statements will be available during normal business hours on any weekday at the offices of such paying agent in Luxembourg.

         3. There has been no material adverse change in the financial position of the Guarantors or Lucite International Finance or any of their subsidiaries since their latest audited financial statements, except as disclosed herein.

         4. Neither Lucite International Finance nor any guarantor nor any of their subsidiaries are a party to any litigation that, in the judgment of Lucite International and Lucite International Finance, is material in the context of the issue of the notes, except as disclosed herein.

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         5. Lucite International Finance will have appointed Dexia Banque
Internationale a Luxembourg as their Paying Agent and Transfer Agent in Luxembourg. Lucite International Finance reserves the right to vary such appointment. The Paying Agent in Luxembourg will act as intermediary between the holders and Lucite International Finance and so long as the notes are listed on the Luxembourg Stock Exchange, Lucite International Finance will maintain paying and transfer agents in Luxembourg.

         6. The issue of the notes offered hereby was authorized by resolution of the board of directors of Lucite International Finance passed at meetings held on June 18, 2003. The guarantees of the notes offered hereby were authorized by resolutions of the board of directors of each of the guarantors passed at meetings held on June 18, 2003.

         7. With respect to the notes offered hereby, the global note distributed pursuant to this exchange offer has been given the ISIN number of XS0171216004 and the common code of 017121600, and accepted for clearance through the facilities of Euroclear and Clearstream.

         8. In the event that a supplement to the Indenture is made, a notice to that effect will be published and the supplement will be made available at the offices of the Paying Agent in Luxembourg.

         9. In the event that the Company or any Guarantor is substituted by a successor Person as described in "Description of the Notes--Consolidation, Merger or Sale of Assets," a notice will be published and a supplement to the listing memorandum will be prepared.

         10. In the event that the Issuer or the Company exercises either defeasance or covenant defeasance, a notice to holders will be published.

         11. In the event that definitive notes are issued and an additional paying agent and transfer agent are appointed, a notice to holders will be published.

         12. The agreements entered into in connection with the issue of the notes, the exchange offer, and related transaction documents are available at the offices of the Paying Agent in Luxembourg.

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                        LUCITE INTERNATIONAL FINANCE PLC

                           NOTICE OF OFFER TO EXCHANGE

                     10 1/4% SENIOR NOTES DUE 2010, SERIES B
                           AND A ONE-TIME CASH PAYMENT
                               FOR ALL OUTSTANDING
                          10 1/4% SENIOR NOTES DUE 2010

         Lucite International Finance plc hereby gives notice of its offer to exchange (the "Exchange Offer") all of its 10 1/4% Senior Notes due 2010 issued on May 4, 2000 and the exchange notes issued in exchange therefor on November 20, 2000 (together, the "Existing Notes") for its 10 1/4% Senior Notes due 2010, Series B (the "Series B Notes").

         Lucite International Finance plc is offering E1,000 principal amount of Series B Notes and a E2.50 cash payment for each E1,000 principal amount of Existing Notes exchanged.

         The Exchange Offer commences on September 1, 2003, and will expire at 5:00 p.m., London time, on October 1, 2003, unless extended.

         Services in connection with the Exchange Offer, including the exchange of Existing Notes for Series B Notes, and documentation relating thereto will be available through The Bank of New York, principal Exchange Agent. For more information, contact the principal Exchange Agent, The Bank of New York, One Canada Square, London, United Kingdom E14 5AL, Attention: Corporate Trust Services (telephone: +44 (0) 20 7964 6402, facsimile: +44 (0) 20 7964 6399).

         Documents in connection with the Exchange Offer are also available at the office of the Luxembourg Exchange Agent, The Bank of New York (Luxembourg) S.A., Aerogolf Center 1A, Hoehenhof, L-1736 Senningerberg, Luxembourg and at the office of the Luxembourg Listing and Paying Agent, Dexia Banque Internationale a Luxembourg, societe anonyme, TVA LU 11180925, R.C. Luxembourg B-6307, Luxembourg, Attention: Corporate Trust and Agencies.